Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261972

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 2025

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 30, 2022)

Federative Republic of Brazil

U.S.$    % Global Bonds due 2033

U.S.$   6.625% Global Bonds due 2035

Brazil is offering U.S.$    aggregate principal amount of its    % global bonds due 2033 (the “2033 bonds”) and U.S.$    aggregate principal amount of its 6.625% global bonds due 2035 (the “2035 bonds”). We refer to the 2033 bonds and 2035 bonds collectively as the “global bonds.” Brazil will pay interest: (i) on the 2033 bonds on February 4 and August 4 of each year, commencing on August 4, 2026 and (ii) on the 2035 bonds on March 15 and September 15 of each year, commencing on March 15, 2026. The 2033 bonds will mature on February 4, 2033 and the 2035 bonds will mature on March 15, 2035. The offerings of the global bonds of each series, each pursuant to this prospectus supplement, are not conditioned upon one another.

The 2035 bonds will be a further issuance of, and will form a single series with, the existing U.S.$3,750,000,000 aggregate principal amount of Brazil’s 6.625% global bonds due 2035 (ISIN US105756CL22, CUSIP 105756CL2, Common Code 295420472) issued on February 25, 2025 and June 11, 2025 (“original 2035 bonds”). The 2035 bonds offered hereby will have the same terms and CUSIP number as, and will trade interchangeably with, the original 2035 bonds immediately upon settlement. After giving effect to the offering, the total amount outstanding of Brazil’s global bonds due 2035 will be U.S.$    .

Brazil may, at its option, redeem the global bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The holders of the global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be issued under an indenture and will constitute a separate series under the indenture. The global bonds will contain “collective action clauses.” Under these provisions, which differ from the terms of Brazil’s public external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to the London Stock Exchange plc (the “London Stock Exchange”) for the global bonds to be admitted to trading on the London Stock Exchange’s International Securities Market (“ISM”). The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”). No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The global bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

See “Risk Factors” beginning on page S-8 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2033 Bond		Total	Per 2035 Bond		Total
Public offering price(1)		%	U.S.$		%	U.S.$
Underwriting discount		%	U.S.$		%	U.S.$
Proceeds, before expenses, to Brazil(1)		%	U.S.$		%	U.S.$

(1)	For the 2033 bonds: plus accrued interest, if any, from November , 2025, the date Brazil expects to deliver the 2033 bonds offered by this prospectus supplement.

For the 2035 bonds: plus accrued interest totaling U.S.$    , or U.S.$    per U.S.$1,000 principal amount of the 2035 bonds, from September 15, 2025 to, but not including, November    , 2025, the date Brazil expects to deliver the 2035 bonds offered by this prospectus supplement, and any additional interest to the date of delivery, if later.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”); Euroclear Bank S.A./N.V. (“Euroclear”); and Clearstream Banking, société anonyme (“Clearstream”) against payment on or about November    , 2025.

Joint Lead Managers and Joint Bookrunners

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC

The date of this prospectus supplement is November  , 2025.

Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

Prospectus

S-i

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. As of December 31, 2022, Brazil’s population was estimated to be 203.1 million.

Brazil is a federative republic with broad powers granted to the Federal Government. Brazil is officially divided into five regions consisting of 26 states and the Federal District, where Brasília is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the president; a legislative branch consisting of the bicameral National Congress; and a judicial branch consisting of the Federal Supreme Court and lower federal and state courts.

Under the Constitution, the president is elected by direct vote for a four-year term and is eligible to be reelected for a second four-year term. The president’s powers include the right to appoint ministers and key executives in selected administrative posts. On October 30, 2022, Luiz Inacio Lula da Silva, the candidate of the Partido dos Trabalhadores (“PT”) was elected President of Brazil. He took office on January 1, 2023.

The legislative branch of Brazil’s Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate has 81 senators, who are elected for staggered eight-year terms, and the Chamber of Deputies has 513 deputies, who are elected for concurrent four-year terms. Each state and the Federal District is entitled to elect three senators. The number of federal deputies is based on a proportional representation system weighted in favor of the less-populated states, which assures the smaller states an important role in the National Congress as the population increases in the larger states. During the last general election, which took place in October 2022, 54 of 81 senators were elected and 513 deputies were elected. These officials took office on February 1, 2023.

Judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the federal regional appellate courts, military courts, labor courts, electoral courts and the several lower federal courts and state courts, comprising both appellate courts and courts of first instance. The Federal Supreme Court, whose members are appointed by the president for life (with mandatory retirement at 75 years of age), has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters.

Selected Brazilian Economic Indicators

The following is a summary of Brazil’s economic indicators for the 2020-2024 period.

	2020		2021		2022		2023		2024
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	7,609.6	R$	9,012.1	R$	10,079.7	R$	10,943.3	R$	11,744.7
(in US$ billions current prices)(1)	US$	1,475.5	US$	1,670.5	US$	1,951.6	US$	2,191.0	US$	2,178.4
Real GDP Growth (or decline)(2)		(3.3%)		4.8%		3.0%		3.2%		3.4%
Population (million)(3)		211.8		213.3		203.1		212.6		212.6
GDP Per Capita (in US$ billions current prices)	US$	7,054.4	US$	7,950.8	US$	9,255.2	US$	10,349.8	US$	10,247.3
Unemployment Rate(4)		13.8%		13.2%		9.3%		7.98%		6.9%
IPCA Rate(5)		4.5%		10.1%		5.8%		4.6%		4.8%
IGP-DI Rate(6)		23.1%		17.7%		5.0%		(3.3%)		6.9%
Nominal Exchange Rate Change(7)		28.9%		7.4%		(6.5%)		(7.2%)		27.9%
Domestic Real Interest Rate(8)		(1.7%)		(5.1%)		6.2%		8.0%		5.8%
Balance of Payments (in US$ billions)
Exports		210.7		284.0		340.2		343.8		339.9
Imports		175.0		241.7		288.7		251.5		274.0
Current Account		(24.9)		(40.4)		(42.2)		(27.9)		(61.2)
Capital Account		0.8		(5.7)		(7.1)		(11.4)		(16.3)
Financial Account		(16.3)		(50.2)		(48.0)		(37.9)		(85.8)
Reserve Assets		(14.2)		14.0		(7.3)		21.4		(26.39)
Total Official Reserves		362.0		363.7		337.7		355.0		344.7
Public Finance (% of GDP)(9)
Central Government Primary Balance(10)		(9.8%)		(0.4%)		0.6%		(2.4%)		(0.4%)
Consolidated Public Sector Primary Balance(11)		(9.2%)		0.7%		1.3%		(2.3%)		(0.4%)
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	4,766.2	R$	5,348.9	R$	5,699.0	R$	6,268.9	R$	6,966.9
External Federal Public Debt (EFPD or DPFe)	R$	243.5	R$	264.7	R$	252.5	R$	251.5	R$	349.2
Federal Public Debt as % of Nominal GDP		65.8%		62.3%		59.0%		59.6%		62.3%
Total Federal Public Debt (in R$ billions)(12)	R$	5,009.6	R$	5,613.7	R$	5,951.4	R$	6,520.3	R$	7,316.1
General Government Gross and Net Debt
General Government Gross Debt (GGGD or DBGG) (in R$ billions)(13)	R$	6,615.8	R$	6,966.9	R$	7,224.9	R$	8,079.3	R$	8,984.2
DBGG as % of GDP		86.9%		77.3%		71.7%		73.8%		76.5%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions)(14)	R$	4,670.0	R$	4,966.9	R$	5,658.0	R$	6,612.8	R$	7,220.7
DLSP as % of GDP		61.4%		55.1%		56.1%		60.4%		61.5%

Note: Numbers may not total due to rounding.

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year, estimated as of December of each year.
(2)	Cumulative over four quarters per year.
(3)

Except for 2022, which values are from the 2022 census, figures are estimated. Estimates for the years in which there is no census are based on the last available census (which, in this case, was the 2010 census). The 2010 census predicted an average annual population growth rate of 0.7%, although the actual annual growth rate observed in the 2022 census was 0.52%, the lowest historical value. As such, the population growth rate estimate in 2021 was based on the prediction in the 2010 census. As the actual population growth rate has been lower than predicted, actual population size, as shown in the 2022 census, is lower than projected between 2010 and 2021. Additionally, and quite importantly, the estimate in 2021 did not account for the deaths caused by the COVID-19 pandemic.
(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”).

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic rate (Sistema Especial de Liquidação e Custódia or “Selic”), adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional); (ii) the Social Security System (Sistema da Previdência Social); and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments); and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”) (privatized in 2022). “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “DBGG”) defined as private- and public-sector financial debt of the federal, state and municipal governments, with the exception of (i) state- owned company debt (at all government levels); and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “DLSP”) refers to total liabilities of the non-financial public sector as deducted from public sector financial assets held by (i) non-financial private agents; (ii) public financial agents; and (iii) private financial agents. DLSP includes Central Bank assets and liabilities including international reserves and the monetary base.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

The Global Bonds

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Federative Republic of Brazil.

Title of Security	For the 2033 bonds: % Global Bonds due 2033.

For the 2035 bonds: 6.625% Global Bonds due 2035.

Aggregate Principal Amount Offered	For the 2033 bonds: U.S.$ .

For the 2035 bonds: U.S.$ .

Maturity Date	For the 2033 bonds: February 4, 2033.

For the 2035 bonds: March 15, 2035.

Interest Rate	For the 2033 bonds: % per annum, computed on the basis of a 360-day year of twelve 30-day months.

For the 2035 bonds: 6.625% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	For the 2033 bonds: February 4 and August 4 of each year, commencing on August 4, 2026.

For the 2035 bonds: March 15 and September 15 of each year, commencing on March 15, 2026.

Price to Public	For the 2033 bonds: % of the principal amount, plus accrued interest, if any, from November , 2025.

For the 2035 bonds: % of the principal amount, plus accrued interest totaling U.S.$ , or U.S.$ per U.S.$1,000 principal amount of the 2035 bonds, from September 15, 2025 to, but not including, November , 2025, and any additional interest to the date of delivery, if later than November , 2025.

Qualified Reopening	The 2035 bonds will be a further issuance of, and will form a single series with, the existing U.S.$3,750,000,000 aggregate principal amount of Brazil’s 6.625% global bonds due 2035 (ISIN US105756CL22, CUSIP 105756CL2, Common Code 295420472) issued on February 25, 2025 and June 11, 2025. The 2035 bonds offered hereby will have the same terms and CUSIP number as, and will trade interchangeably with, the original 2035 bonds immediately upon settlement. After giving effect to the offering, the total amount outstanding of Brazil’s global bonds due 2035 will be U.S.$ .

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Payment of Principal and Interest	Principal and interest on the global bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The global bonds will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on, the global bonds. The global bonds of each series will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

Optional Redemption	The global bonds of each series will be subject to redemption at the option of Brazil before maturity, on terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds of any series prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds of such series.

Collective Action Clauses	The global bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to July 2, 2015. Those provisions are described in the sections of this prospectus supplement entitled “Description of the Global Bonds—Amendments and Waivers” and “—Certain Amendments Not Requiring Holder Consent.”

Listing and Admission to Trading	Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date. The original 2035 bonds are listed on the ISM.

Trustee	The global bonds will be issued pursuant to an indenture, dated as of July 2, 2015 (the “indenture”), between Brazil and The Bank of New York Mellon, as trustee, and the global bonds will constitute a separate series under the indenture.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Use of Proceeds	The net proceeds to Brazil from the sale of the global bonds, excluding accrued interest, will be approximately U.S.$ , after deduction of the underwriting discounts but before expenses. Brazil intends to use the net proceeds of the sale of the global bonds for repayment of outstanding federal public debt of Brazil.

On September 5, 2023, Brazil approved its sovereign sustainable bond framework (“Brazil’s Sovereign Sustainable Bond Framework” or the “Framework”), which contemplates that an amount equal to the net proceeds of sustainable sovereign bonds issued under the Framework will be allocated, through virtual allocation, to eligible green and/or social expenditures. The virtual allocation is carried out based on evidence that net proceeds in an amount at least equivalent to the 2033 bonds issued have been/will be allocated to eligible expenditures, as detailed in the Framework, without direct connection and not necessarily constituting a new budget source. Brazil intends to allocate from budgetary resources an amount at least equal to the net proceeds from the sale of the 2033 bonds to fund budgetary programs that qualify as eligible expenditures under the Framework. Brazil intends to allocate an amount representing a range between 50% to 60% of the virtual allocation of the net proceeds of the 2033 bonds issuance to eligible green project categories under the Framework and a range between 40% to 50% of the virtual allocation of the net proceeds of the 2033 bonds issuance to eligible social project categories under the Framework. Eligible green and social expenditures include disbursements from the date 12 months prior to the issuance date of the 2033 bonds and up to 24 months after the issuance of the 2033 bonds. Further information on the Framework and eligible expenditures can be found in Brazil’s 2024 Annual Report. See “Use of Proceeds” in this prospectus supplement.

Further Issues	From time to time, without the consent of holders of the global bonds and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the applicable series of global bonds (or the same except for the amount of the first interest payment and the issue price), provided that any additional debt securities subsequently issued are fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional global bonds issued in this manner will be consolidated with, and will form a single series with, any other outstanding bonds of such series. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law	The global bonds will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the global bonds will always be governed by and construed in accordance with the laws of the State of New York; provided further that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the global bonds by the Federative Republic of Brazil.

Arbitration Clause	The global bonds will contain an agreement on the part of Brazil, the trustee and the holders of the global bonds that any dispute, controversy or claim arising out of or relating to the indenture or the global bonds shall be finally settled by arbitration in New York, New York in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of the indenture, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. In arbitration proceedings, Brazil will not raise any defense that it could not raise but for the fact that it is a sovereign state. Brazil will not waive and expressly reserves any right to sovereign immunity from any legal process to which it may be entitled in jurisdictions other than Brazil with respect to the enforcement of any award rendered by an arbitral tribunal constituted under the terms of the global bonds or the indenture. No arbitration proceeding under the indenture or the global bonds shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration. The provisions are described further in the section entitled “Arbitration and Enforceability” in the accompanying prospectus.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the global bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Risk Factors Relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets for, the global bonds. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. The United States is in the process of renegotiating its trade relations with multiple countries, and has imposed tariffs on imports from China, the European Union and many other trading partners, including Brazil. Moreover, the United States has stated it may impose additional tariffs on its trading partners that retaliate against tariff increases. This renegotiation process initiated by the United States and possible retaliation by other countries may cause significant disruptions in global trade. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” in this prospectus supplement.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the global bonds.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus and advance fiscal and structural reforms, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, and ongoing investigations into allegations of corruption or other criminal actions by public officials and others and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the liquidity of, and trading markets for, the global bonds.

Adverse changes in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Moody’s Credit Ratings, Standard & Poor’s and Fitch have each rated Brazil’s long-term foreign and local- currency debt sub-investment grade. Brazil’s ratings or outlooks may be downgraded further or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the global bonds and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the cost of funding and terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The Brazilian economy has been in a gradual recovery, but its growth rate is uncertain for the future. Reductions of the Brazilian economic growth rate could have a material adverse effect on public finances and on the market price of the global bonds.

In 2024, GDP increased by 3.4%, compared to 2023. GDP per capita increased by 3.0% in 2024 compared to 2023. In the second quarter of 2025, GDP increased by 0.4% compared to the previous quarter and 2.2% compared to the second quarter of 2024.

Brazil cannot assure investors that its economy will grow in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in Brazil’s fiscal revenues, or a significant depreciation of the real over an extended period of time could adversely affect Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of the global bonds and the ability of Brazil to service its public debt, particularly its debt obligations denominated in foreign currencies, including the global bonds.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In the future, significant inflation may cause Brazil to impose controls on credit or prices, or to take other action, which could inhibit Brazil’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s results of operations and financial condition.

The ongoing investigations into allegations of corruption or other criminal actions by public officials and others and political developments may lead to political instability and a decline in confidence by consumers and foreign investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economy, demand for Brazil’s debt securities and Brazil’s access to international financial markets.

Investigations into allegations of corruption or other criminal actions by public officials and others may lead to further allegations and charges against Brazilian federal and state government officials and senior management of Brazilian industry. Numerous elected officials, public servants and executives and other personnel of major companies have been subject to investigation, arrest, criminal charges and other proceedings.

There can be no assurance that other federal or state officials or senior management of Brazilian industry will not be charged with corruption-related crimes or other crimes in investigations into allegations of corruption or other criminal actions. Additional allegations, trials and convictions may lead to political instability and a decline in confidence by consumers and foreign direct investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economic growth, on the demand for Brazil’s debt securities, including the global bonds, and on Brazil’s access to the international financial markets.

Risk Factors Relating to the Global Bonds

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the global bonds or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

The price at which the global bonds will trade in the secondary market is uncertain.

The 2033 bonds are a new issue of securities with no established trading market. Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. We cannot assure you as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended without your consent, including the maturity date, interest rate and other payment terms. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Meetings and Amendments” in this prospectus supplement.

Brazil may not make virtual allocations for expenditures with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the net proceeds from the sale of the 2033 bonds.

The types of eligible expenditures referred to under the Framework and expanded upon in the 2024 Annual Report are for illustrative purposes only and no assurance can be provided that expenditures with these specific characteristics will be allocated virtually by Brazil in an amount at least equal to the net proceeds from the sale of the 2033 bonds. Although the Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Brazil to conform to these practices will not constitute or give rise to a breach or an event of default under the 2033 bonds or any other instrument. Any failure by Brazil to allocate an amount at least equivalent to the net proceeds from the issuance of the 2033 bonds to any category provided in “Use of Proceeds” or as otherwise set forth in the Framework, or to meet or continue to meet the investment requirements of environmentally or socially focused investors with respect to the 2033 bonds, or any withdrawal or modification of any second party opinion or certification, may affect the value of the 2033 bonds and may have consequences for investors with portfolio mandates to invest in “environmental,” “social,” or “sustainable” assets.

Prospective investors should carefully review the information set out in this prospectus supplement regarding the use of proceeds and determine for themselves the relevance of such information for the purpose of any investment in the 2033 bonds, together with any other investigation such investor deems necessary. In particular, no assurance is given by Brazil or any underwriter that the 2033 bonds will satisfy (or will continue to satisfy) any present or future investor expectations or requirements, taxonomies, standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with respect to any direct or indirect environmental, sustainability or social impact of any projects funded with the proceeds of the 2033 bonds. Any failure by Brazil to allocate an amount at least equal to the net proceeds from the sale of the 2033 bonds according to the Framework or the failure of those investments or financing to satisfy investor expectations or requirements could have a material adverse effect on the market price of the 2033 bonds.

None of the underwriters is responsible for the ongoing monitoring, verification or assessment of the use of the proceeds of the 2033 bonds or Brazil’s expenditures and allocations, and the underwriters provide no assurance as to whether or not any use of proceeds meets the criteria for eligible expenditures described in the “Use of Proceeds” section. The Framework and any practices contemplated thereunder are not, nor shall they be deemed to be, incorporated into this prospectus supplement or the terms of the 2033 bonds. The Framework, Sustainalytics, the SPO and/or any other opinions or certifications do not establish any enforceable contractual obligation of Brazil or any other person.

The 2033 bonds may not be a suitable investment for all investors seeking exposure to environmental, sustainable and/or social assets.

There is currently no market consensus on what precise attributes are required for a particular expenditure, allocation, project or series of bonds to be defined as “environmental,” “sustainable,” or “social” and therefore no assurance can be provided to investors that selected expenditures and/or allocations will meet all investor expectations regarding environmental, sustainable or social performance. Although the eligible expenditures will be selected in accordance with the categories recognized under the Framework, as further provided under “Use of Proceeds,” and will be developed in accordance with relevant legislation and standards, there can be no guarantee that the expenditures and allocations will deliver the benefits as anticipated, or that adverse environmental, sustainable or social impacts will not occur as a result of the expenditures and allocations. In addition, where any negative impacts are insufficiently mitigated, the expenditures and allocations may become controversial and may be criticized by activist groups or other stakeholders.

No assurance or representation is given by us or the underwriters as to the suitability or reliability for any purpose whatsoever of an opinion, report, validation or certification of any second party (whether solicited by

Brazil) in connection with the Framework or the 2033 bonds (including the Morningstar Sustainalytics (“Sustainalytics”) second party opinion (“SPO”)). No such opinion, report, validation or certification is, nor should it be deemed to be, a recommendation by Brazil, any underwriter or any other person to buy, sell or hold any 2033 bonds. For the avoidance of doubt, no such opinion, report, validation or certification is, nor shall it be deemed to be, incorporated into or form part of this prospectus supplement. Any such opinion, report, validation or certification is only current as of the date such opinion, report, validation or certification was initially issued. Holders would have no recourse against Brazil, any underwriter or any provider of such opinion, report, validation or certification for the contents of any such opinion, report, validation or certification. Prospective investors must determine for themselves the relevance of any such opinion, report, validation or certification and/or the information contained therein and/or the provider of such opinion, report, validation or certification for the purpose of any investment in the 2033 bonds. Currently, the providers of such opinions, reports, validations and certifications are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion, report, validation or certification or any additional opinion, report, validation or certification attesting that Brazil is not complying in whole or in part with any matters for which such opinion, report, validation or certification is opining or certifying may have a material adverse effect on the value of the 2033 bonds and/or result in adverse consequences for investors with mandates to invest in securities to be used for a particular purpose. Furthermore, no such withdrawal will constitute or give rise to a breach or an event of default under the 2033 bonds or any other instrument.

Any SPO provided may not reflect the potential impact of all risks related to the structure, market, additional risks discussed above and other factors that may affect the value of the 2033 bonds. An opinion is not a recommendation to buy, sell or hold securities and is only current as of the date that a second party opinion was initially issued. In addition, although Brazil has agreed to certain reporting and use of proceeds obligations in connection with certain criteria, Brazil’s failure to comply with such obligations does not constitute a breach or an event of default under the 2033 bonds. A withdrawal of a SPO or any failure by Brazil to allocate (by virtual allocation) an amount equivalent to the net proceeds from the issuance of the 2033 bonds as set forth in the Framework or to meet or continue to meet the investment requirements of certain environmentally, socially and sustainably focused investors with respect to the 2033 bonds may affect the value of the 2033 bonds and may have consequences for certain investors with portfolio mandates to invest in “green,” “sustainable,” or “social” assets.

No assurance can be provided by us or the underwriters with respect to the suitability of any opinion or that the 2033 bonds will fulfil any relevant criteria to qualify as “social” or “environmental” bonds. Each potential purchaser of the 2033 bonds should determine for itself the relevance of the information contained in this prospectus supplement regarding the use of proceeds and its purchase of the 2033 bonds should be based upon such investigation as it deems necessary. See “Use of Proceeds.”

The trading price of the 2033 bonds may be negatively affected to the extent that perception by investors of the suitability of the 2033 bonds as “sustainable” bonds deteriorates or demand for sustainability-themed investment products diminishes.

Perception by investors of the suitability of the 2033 bonds as “sustainable” bonds could be negatively affected by dissatisfaction with Brazil’s compliance with the Framework for determining eligible green and social expenditures described under the Framework, controversies involving the environmental or social track record of Brazil, evolving standards or market consensus as to what constitutes a “sustainable” bond or the desirability of investing in “sustainable” bonds. Additionally, the eligible green or social projects to which we intend to allocate (by virtual allocation) amounts relating to the offering of the 2033 bonds have complex direct or indirect environmental or social impacts, and adverse environmental or social impacts may occur during the implementation of such eligible green or social projects.

The trading price of the 2033 bonds may be negatively affected to the extent investors are required or choose to sell their holdings due to deterioration in the perception by the investor or the market in general as to the suitability of this offering as “sustainable” bonds. The trading price of the 2033 bonds may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing or for other reasons.

Sustainalytics’ SPO, is no guarantee of alignment nor warrants any alignment with future versions of relevant market standards.

Brazil has developed its sovereign sustainable bond framework (“Brazil’s Sovereign Sustainable Bond Framework” or the “Framework”) under which it intends to issue green, social and sustainability bonds and to allocate (by virtual allocation) an amount equivalent to the net proceeds from the issuance of the 2033 bonds to finance and refinance, in whole or in part, existing and future projects and expenditures expected to contribute to the transition towards a low-carbon economy, support environmental protection and advance socioeconomic development in Brazil. Brazil engaged Sustainalytics to review such Framework and provide a SPO on the Framework’s environmental and social credentials and its alignment with the Sustainability Bond Guidelines 2021 (SBG), Green Bond Principles 2021 (GBP), and the Social Bond Principles (SBP) 2023.

Sustainalytics’ SPO, while reflecting on the alignment of the Framework with market standards, is no guarantee of alignment nor warrants any alignment with future versions of relevant market standards. Furthermore, Sustainalytics’ SPO addresses the anticipated impacts of eligible projects expected to be allocated (by virtual allocation) amounts equal to the net proceeds of the 2033 bonds but does not measure the actual impact.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K, as amended from time to time, includes but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2024
Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government” on pages D-27 to D-28 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil—Geography and Population” and “—Form of Government” on pages D-26 to D-27 and D-27 to D-28 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Economy in 2024” on pages D-44 and D-44 to D-46 of Exhibit D

Structure of the issuer’s economy	“The Brazilian Economy—Principal Sectors of the Economy” on pages D-47 to D-50 of Exhibit D

Gross domestic product	“Recent Developments—The Brazilian Economy— Economy in 2025—Gross Domestic Product” on pages D-16 to D-17 of Exhibit D and “The Brazilian Economy—Economy in 2024—Gross Domestic Product” on pages D-45 to D-46 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government” on pages D-27 to D-28 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-68 to D-69 and D-70 to D-71 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-72 to D-78 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments—Current Account” on pages D-58 to D-64 of Exhibit D

Foreign exchange reserves	“Balance of Payments—Reserve Assets” on pages D-65 to D-66 of Exhibit D

Financial position and resources	“Balance of Payments—Financial Account” on pages D-64 to D-65 and “Recent Developments—Public Finance—2025 Annual Budget” on pages D-20 to D-21 of Exhibit D

Income and expenditure figures and 2025 Budget	“Recent Developments—Public Finance—2025 Annual Budget” on pages D-20 to D-21 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated March 30, 2022) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-261972 filed with the SEC under the U.S. Securities Act of 1933 (the “Securities Act”) on January 3, 2022, as amended by pre-effective Amendment No.1 dated March 30, 2022. The accompanying prospectus is part of registration statement no. 333-261972. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2024, which was filed with the SEC on September 29, 2025, as amended from time to time (the “2024 Annual Report”)) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$,”, “US$”, “$” or “dollars” in this prospectus supplement are to U.S. dollars and references to “R$,” “BRL,” “real” or “reais” are to Brazilian reais.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Our forward-looking statements are subject to certain risks and uncertainties, including the potential effects of current events, that are not reasonably foreseeable or known at this time and that may differ materially from those contemplated by the forward-looking statements. Actual events and effects may differ materially from the information included in this prospectus supplement. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•

the impact of the international economic environment on the Brazilian economy, including the global trade and tariff environment, new trade restrictions or other sanctions, policy shifts affecting cross-border investment, capital flows, commerce and supply chains, liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets;

•	the occurrence of natural disasters, regional or global pandemics, or similar events, and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	changes to Brazilian environmental and tax laws, including any tax reform;

•	domestic inflation;

•	the impact on the Brazilian economy and the government finances of the measures taken to respond to the occurrence of natural disasters, regional or global pandemics, or similar events;

•	the ability of Brazil to effect key economic reforms and to generate a primary budget surplus and advance fiscal and structural reforms;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

•	Other factors discussed in the section “Risk Factors.”

USE OF PROCEEDS

The net proceeds to Brazil from the sale of the global bonds, excluding accrued interest, will be approximately U.S.$    , after deduction of the underwriting discounts but before expenses. Brazil intends to use the net proceeds of the sale of the global bonds for repayment of outstanding federal public debt of Brazil.

On September 5, 2023, Brazil approved its Sovereign Sustainable Bond Framework, which contemplates that an amount equal to the net proceeds of sustainable sovereign bonds issued under the Framework will be allocated, through virtual allocation, to eligible green and/or social expenditures. The virtual allocation is carried out based on evidence that net proceeds in an amount at least equivalent to the 2033 bonds issued have been/will be allocated to eligible expenditures, as detailed in the Framework, without direct connection and not necessarily constituting a new budget source. Brazil intends to allocate from budgetary resources an amount at least equal to the net proceeds from the sale of the 2033 bonds to fund budgetary programs that qualify as eligible expenditures under the Framework. Brazil intends to allocate an amount representing a range between 50% to 60% of the virtual allocation of the net proceeds of the issuance to eligible green project categories under the Framework and a range between 40% to 50% of the virtual allocation of the net proceeds of the issuance to eligible social project categories under the Framework. Eligible green and social expenditures include disbursements from the date 12 months prior to the issuance date of the 2033 bonds and up to 24 months after the issuance of the 2033 bonds. Eligible expenditures include:

•	Operating expenditures

•	Investments in tangible assets, such as land, buildings, infrastructure, energy efficiency and public works

•	Subsidies, tax credits and tax exemptions

•	Maintenance costs for public infrastructure

•	Investments in intangible assets, such as research, innovation, human capital and organization

The following will be eligible expenditures:

•	Recent expenses (refinancing), incurred within the scope of the Annual Budget Law (“LOA”) up to 12 months prior to the issue date

•	Current expenses, provided for within the scope of the relevant LOA in effect on the date of issue

•	Future expenses, to be incurred within 24 months after issuance

The Federal Government, through the Sovereign Sustainable Finance Committee (“CFSS”, for its acronym in Portuguese), will publish updated information on the allocation of an amount at least equal to the net proceeds of any sustainable bonds issued under the Framework through full Allocation and Impact Reports as well as continuous monitoring of the assessment of eligible projects’ adherence to the Framework. We expect the Allocation Report(s) to be accompanied with a limited assurance report from an independent and qualified third party who is expected to examine and review decisions regarding the use of an equal amount of the net proceeds from any sustainable bond and provide assurance as to which portion, or all, of the net proceeds have been allocated consistent with the eligibility criteria set forth in the Framework.

In line with international market standards and best practices for issuances of sustainable bonds, the Federal Government submitted the Framework to external review by Sustainalytics to confirm its alignment with ICMA principles and guidelines. Sustainalytics is a company specializing in providing SPOs for issuances of green, social and/or sustainability bonds. The SPO on this Framework is available on the National Treasury website.

The examples of categories of projects described above are for illustrative purposes only and no assurance can be provided that disbursements for projects with these specific characteristics will be made by Brazil in an amount equal to the proceeds from the sale of the 2033 bonds. There can be no assurance that any projects so funded will meet investor expectations regarding sustainability performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects, or the projects may become controversial or criticized by activist groups or other stakeholders.

For the avoidance of doubt, none of the Framework, the SPO on this Framework or any reports or information published by the CFSS are, and none shall be deemed to be, incorporated by reference into and/or form a part of this prospectus supplement and the accompanying prospectus or the terms of the 2033 bonds.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s 2024 Annual Report, as amended. To the extent the information in this section is inconsistent with the information contained in the 2024 Annual Report, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2024 Annual Report.

THE FEDERATIVE REPUBLIC OF BRAZIL

Political Developments

U.S. Trade Tariffs

On March 12, 2025, the United States government imposed a 25% tariff on imports of iron, steel and aluminum, revoking tariff exemptions previously granted to major suppliers, including Brazil. In 2024, Brazilian exports of these products to the U.S. accounted for only 1.9% of Brazil’s total export value but represented approximately 40.8% of the country’s total exports of iron, steel, and aluminum.

In an official joint statement issued on March 12, 2025, Brazil’s Ministry of Development, Industry, Trade and Services (Ministério do Desenvolvimento, Indústria, Comércio e Serviços or MDIC, for its acronym in Portuguese) and Ministry of Foreign Affairs (Ministério das Relações Exteriores or MRE, for its acronym in Portuguese) expressed regret over the U.S. decision to impose a 25% tariff on metallurgical imports and reaffirmed the Federal Government’s commitment to defending the interests of national producers. In coordination with the private sector, the Federal Government announced it would engage in dialogue with U.S. authorities and consider all appropriate trade policy instruments — including multilateral mechanisms such as the World Trade Organization (“WTO”) — to mitigate the negative impacts of the tariff and safeguard Brazil’s legitimate rights under international trade agreements.

On April 2, 2025, the United States government also announced that it would impose a 10% baseline tariff on all imports, including Brazilian products. In a second joint statement on April 3, 2025, the Federal Government reiterated its concern over the adoption of unilateral measures incompatible with multilateral trade rules. Although the U.S. claimed in its April 2, 2025 announcement that the tariffs were a reciprocal measure, Brazil’s April 3, 2025 statement underscored that the tariff is not a measure of reciprocity. In 2024, the U.S. registered a US$7 billion trade surplus in goods with Brazil, which rises to US$28.6 billion when including services—its third-largest bilateral trade surplus globally. Over the past 15 years, this cumulative surplus has reached approximately US$410 billion. In its second statement, the Federal Government reaffirmed its intention to defend the legitimate interests of national producers and exporters, and to seek, in consultation with the private sector, all appropriate avenues under international trade law to counter the harmful effects of the U.S. measures, including possible action within the WTO.

On May 28, 2025, the U.S. Court of International Trade ruled that the Trump administration exceeded its authority in issuing the 10% baseline tariff and effectively mandated the termination of the baseline tariff. The decision did not address the 25% tariff on iron, steel and aluminum. An appeal was immediately filed by the Trump administration in the U.S. Court of Appeals for the Federal Circuit, which granted an administrative stay temporarily maintaining the 10% baseline tariff. On August 29, 2025, the U.S. Court of Appeals for the Federal Circuit issued a decision affirming the prior decision of the U.S. Court of International Trade. In a separate order on the same day, the appellate court granted a stay which maintained the 10% baseline tariffs through October 14, 2025. On September 3, 2025, the Trump administration appealed the appellate court’s decision to the U.S. Supreme Court. The hearing for the appeal was scheduled by the U.S. Supreme Court for November 5, 2025.

On May 30, 2025, President Trump announced that he would double the tariff on metallurgical imports from 25% to 50%. President Trump posted on social media that the tariffs would go into effect on June 4, 2025, and signed an executive order to that effect on June 3, 2025.

On July 30, 2025, the United States government issued an Executive Order imposing a 50% tariff on selected Brazilian exports. However, 44.6% of Brazil’s exports to the U.S. were excluded from this measure, including key products such as aircraft, pulp, orange juice, oil, and iron ore.

According to preliminary data from the Foreign Trade Secretariat of the MDIC (SECEX/MDIC), 35.9% of Brazilian exports to the U.S. are subject to the new 50% tariff, while 44.6% are exempt from the increased tariff (without prejudice to the 10% baseline tariff which remains applicable). The exports now subject to the 50% tariff amounted to US$14.5 billion in 2024, while the exports now subject to the 10% baseline tariff amounted to US$18 billion in 2024.

Additionally, the July 30, 2025 Executive Order provided a grace period for the increased tariffs. Goods shipped from Brazil within seven days from the date in which the order was issued were not subject to the increased tariffs so long as they met the conditions specified in the order.

On August 6, 2025, the Federal Government, through the MDIC and the MRE, formally requested consultations with the United States under the WTO Dispute Settlement System. The request challenged the tariffs imposed by the United States pursuant to the two Executive Orders issued on April 2, 2025 and July 30, 2025, which result in tariffs of up to 50% on a broad range of Brazilian exports. Brazil argued that these actions violated key commitments assumed by the United States within the WTO, particularly the most-favored-nation principle and the agreed ceiling for tariffs. The consultations represent the initial step in the WTO dispute resolution process, and the Federal Government reaffirmed its willingness to negotiate and expects that the consultations will contribute to a constructive resolution.

On August 13, 2025, the Federal Government launched the Sovereign Brazil Plan through Provisional Measure (Medida Provisória or MPV, for its acronym in Portuguese) No. 1,309/2025, an initial set of measures aiming to mitigate the economic impact of the import tariffs announced by the United States government. The plan consists of actions divided into three categories: strengthening the productive sector; protecting workers; and promoting commercial diplomacy and multilateralism. These measures include allocating R$30 billion from the Export Guarantee Fund (Fundo de Garantia à Exportação or FGE, for its acronym in Portuguese) for affordable credit, expanding export lines of credit, prolonging the suspension of taxes for exporting companies, increasing federal tax refund percentages via Reintegra (a tax rebate program for exporters), and facilitating food purchases by public entities.

Between July 14, 2025, when it was established, and August 20, 2025, the Interministerial Committee for Economic and Trade Negotiations and Countermeasures (Comitê Interministerial de Negociações e Contramedidas Econômicas e Comerciais), coordinated by Vice President and Minister Geraldo Alckmin, has engaged in direct dialogue with the productive sector. Thirty-nine meetings have been held with approximately 400 representatives of companies and/or private entities, industry federations, governors, and sectors such as manufacturing, agriculture, technology, mining, big tech, healthcare, food, footwear, furniture, among others, as well as U.S. companies.

President Trump and President Lula held their first extended conversation on October 6, 2025, by telephone. On October 16, 2025, there was a joint statement issued by the Minister of Foreign Affairs of Brazil, Mauro Vieira, the U.S. Secretary of State, Marco Rubio, and the U.S. Trade Representative, Jamieson Greer. In the statement, all parties agreed to collaborate and conduct discussions on multiple fronts in the immediate future and establish a working path forward. Both parties also agreed to work together to schedule a meeting between President Trump and President Lula at the earliest possible occasion.

On October 26, 2025, President Lula met with President Trump in Kuala Lumpur, Malaysia, to discuss U.S. tariffs on Brazilian exports. Additional negotiations are still expected.

On October 28, 2025, the U.S. Senate passed legislation that would overturn tariffs against Brazil by terminating the national emergency President Trump declared in July 2025.

“Operation Counter-Coup”

On November 19, 2024, the Federal Police conducted “Operation Counter-Coup” (Operação Contragolpe), aimed at dismantling the criminal organization responsible for planning a coup d’état to prevent the elected government from taking office following the 2022 election. The Federal Police indicted 34 people, amongst them former president Jair Bolsonaro, as well as various former high-ranking officials from his administration.

On February 18, 2025, the PGR filed charges before the STF against former President Jair Bolsonaro and 33 others for alleged crimes including attempted coup d’état, violent abolition of the democratic rule of law, and criminal organization.

High-ranking military officials were also charged for their role in the alleged attempted coup d’état, including Walter Braga Netto, former Minister of the Civil House and Defense, and Mauro Cid, former presidential aide.

On March 26, 2025, the STF unanimously accepted the charges and formally indicted Jair Bolsonaro and seven others. They stood trial before the STF for the crimes of armed criminal organization, attempted violent abolition of the democratic rule of law, coup d’état, aggravated damage by violence and threat, and damage to protected public property. With the opening of criminal proceedings, the defendants were entitled to present witnesses and request additional evidence during the evidentiary phase. Between May 19, 2025 and June 2, 2025, the STF heard testimony from 52 witnesses. Witness hearings were concluded on June 2, 2025, and the presiding Justice, Alexandre de Moraes, scheduled defendant examinations to begin on June 9, 2025. The defendants’ examinations were concluded on June 10, 2025. The trial by STF’s First Panel (Primeira Turma) began on September 2, 2025, with four additional sessions scheduled, and ended on September 11, 2025. The STF’s First Panel (Primeira Turma) convicted Jair Bolsonaro and six other defendants for the crimes of attempted violent abolition of the democratic rule of law, coup d’etat, armed criminal organization, aggravated damage, and damage to protected public property by four votes to one. The eighth defendant, Alexandre Ramagem, was convicted for the crimes of attempted violent abolition of the democratic rule of law, coup d’etat, and armed criminal organization. Jair Bolsonaro was sentenced to 27 years and three months in prison. Except for Mauro Cid, all other defendants, including former president Jair Bolsonaro, have already appealed the decision. The STF will analyze and rule on the appeals in a virtual session from November 7 to November 14, 2025.

On May 26, 2025, STF Justice Alexandre de Moraes authorized an inquiry into Congressman Eduardo Bolsonaro, the son of former president Jair Bolsonaro, for alleged crimes of coercion during legal proceedings, obstruction of investigations involving a criminal organization, and attempted violent abolition of the democratic rule of law. The investigation was prompted by the PGR, which cited Eduardo Bolsonaro’s public statements and social media posts advocating for the United States government to impose sanctions on STF justices and members of the PGR and the Federal Police, actions perceived as attempts to intimidate and interfere with ongoing legal processes. The inquiry also investigates whether the financial support provided by former president Jair Bolsonaro to his son during his stay in the U.S. could be evidence that Eduardo Bolsonaro’s advocacy was to influence legal processes to benefit his father.

On July 18, 2025, following a request from the Federal Police, supported by the PGR, Justice Alexandre de Moraes ordered precautionary measures against former president Jair Bolsonaro, citing evidence that he and his son, Eduardo Bolsonaro, engaged in efforts to persuade foreign governments – particularly the United States government – to impose sanctions on Brazilian officials, with the alleged purpose of obstructing justice and coercing the STF. The precautionary measures included: house arrest during nighttime and weekends; electronic ankle monitoring; prohibition from contacting foreign diplomats or approaching embassies and consulates; and a ban on using social media, whether directly or through third parties. Justice Alexandre de Moraes also ordered the Federal Police to seize all mobile phones, computers, tablets, and storage devices in former president Jair Bolsonaro’s possession.

On August 4, 2025, due to the violation of precautionary measures previously imposed by the STF (namely, the ban on using social media), Justice Alexandre de Moraes ordered full-time house arrest for former president

Jair Bolsonaro and prohibited him from using mobile phones, whether directly or through third parties, without prejudice to the other precautionary measures previously imposed. Additionally, Jair Bolsonaro was prohibited from receiving visitors, except duly appointed lawyers and individuals pre-approved by the STF.

On August 20, 2025, the Federal Police announced the indictment of former president Jair Bolsonaro and his son, Eduardo Bolsonaro, for alleged crimes of coercion during legal proceedings and attempted abolition of the democratic rule of law. The indictment was filed after the Federal Police concluded its investigation into Eduardo Bolsonaro’s engagement with the administration of U.S. President Donald Trump to advocate for retaliatory measures against the Federal Government and STF justices.

On September 23, 2025, the Lower House’s Ethics Council initiated disciplinary proceedings against Congressman Eduardo Bolsonaro, following a complaint filed by the Workers’ Party (PT, for its acronym in Portuguese) seeking to have the lawmaker stripped of his office. In the complaint, Eduardo Bolsonaro is accused of violating parliamentary decorum through a series of actions, including making verbal attacks against democratic institutions such as the STF, and advocating for foreign authorities to impose sanctions on Brazil. On October 22, 2025, the Ethics Council shelved such request by 11 votes to 7.

U.S. Sanctions

On July 18, 2025, the U.S. Department of State announced visa revocations for STF Justice Alexandre de Moraes and other STF justices associated with Justice Alexandre de Moraes, as well as their immediate family members.

On July 30, 2025, the U.S. Department of the Treasury imposed sanctions on STF Justice Alexandre de Moraes, accusing him of using his position to authorize arbitrary detentions and suppress free speech. These sanctions were enacted under the Global Magnitsky Human Rights Accountability Act, blocking his assets in the U.S. or in the possession or control of U.S. persons. All transactions by U.S. persons or within (or transiting) the United States that involve any property or interests in property of Justice Alexandre de Moraes were also prohibited.

On August 13, 2025, the U.S. Department of State revoked the visas of Mozart Julio Tabosa Sales, Secretary of Specialized Health Care at the Ministry of Health, and Alberto Kleiman, a former foreign affairs advisor at the Ministry of Health, due to their involvement in the implementation of the Mais Médicos program. The Mais Médicos program was created in 2013 aiming to address Brazil’s shortage of doctors in remote and underserved areas by offering benefits designed to attract physicians to small towns, rural regions, and indigenous communities, thereby expanding access to primary healthcare across the country.

On August 15, 2025, the visa revocation was extended to the Minister of Health, Alexandre Padilha, and his family members.

On September 22, 2025, the United States government announced visa revocations against Brazil’s Attorney General, Jorge Rodrigo Araujo Messias, and five other current or former Brazilian judicial officials. On the same day, the U.S. Department of the Treasury designated Viviane Barci de Moraes, the wife of STF Justice Alexandre de Moraes, and the Lex Institute, an institute associated with the family of STF Justice Alexandre de Moraes, under the Global Magnitsky Act. The Brazilian government has publicly criticized the actions, framing them as a violation of Brazil’s sovereignty. STF Justice Alexandre de Moraes also criticized the U.S. government’s sanctions against his wife, Viviane Barci de Moraes, under the Global Magnitsky Act. He described the sanctions as “illegal and regrettable,” asserting that they contrast with the United States’ history of defending fundamental rights. Moraes reaffirmed his commitment to carrying out his constitutional duties with independence and impartiality.

Cabinet Changes

On October 29, 2025, President Lula appointed Congressman Guilherme Boulos as Minister of the Office of the President’s Secretariat-General, replacing Márcio Macêdo. The office coordinates dialogue between the presidency, civil society, and social movements. In his inaugural remarks, Boulos emphasized inclusive dialogue and social participation as central to government action.

Federal Supreme Court

On October 9, 2025, STF Justice Luís Roberto Barroso announced his intention to retire. His retirement was announced on October 15, 2025, and he officially retired from the STF on October 18, 2025. His replacement has not yet been announced.

Legislative Reforms

Tax Reform

On December 20, 2023, President Lula enacted Constitutional Amendment (Emenda Constitucional or EC, for its acronym in Portuguese) No. 132/2023, which had been approved by the National Congress. EC No. 132/2023 reforms taxes on consumption, replacing indirect taxes on goods and services for value-added taxes. However, EC No. 132/2023 requires complementary legislation to regulate the new forms of taxation contemplated by the amendment.

On April 25, 2024, the Federal Government submitted Bill No. 68/2024, regulating aspects of the previously adopted tax reform EC No. 132/2023, to the National Congress for consideration. The bill provides for a “cashback” or rebate mechanism for low-income families on certain goods and services such as cooking gas, electricity and water. The bill also provides for a “split payment” system, which electronically splits tax payments relating to transactions by recipient. On July 10, 2024, the bill was approved by the Lower House and further remitted to the Senate for consideration. The Senate then approved the bill on December 12, 2024, with some changes. In light of the Senate modifications, the bill had to return to the Lower House, where it was approved on December 17, 2024. On January 16, 2025, President Lula enacted the bill as Complementary Law (Lei Complementar or LC, for its acronym in Portuguese) No. 214/2025.

On June 5, 2024, the Federal Government submitted Bill No. 108/2024 — the second complementary law regulating aspects of the tax reform — to the National Congress. The bill establishes the IBS Steering Committee (Comitê Gestor do Imposto sobre Bens e Serviços or CG-IBS, for its acronym in Portuguese), and sets out rules for its administrative procedures, as well as for the collection and distribution of the Tax on Goods and Services (Imposto sobre Bens e Serviços or IBS, for its acronym in Portuguese) and the transition to the new tax system. On October 20, 2024, the bill was approved by the Lower House and remitted to the Senate. In August 2025, the Constitution, Justice and Citizenship Committee (Comissão de Constituição, Justiça e Cidadania or CCJ, for its acronym in Portuguese) of the Senate conducted public hearings on the proposal and amendments to the bill were proposed. The rapporteur, Senator Eduardo Braga, expressed his intention to enable a vote in the Senate’s CCJ in the beginning of September 2025. On September 17, 2025, the Senate’s CCJ approved the report of Senator Eduardo Braga on Bill No. 108/2024. The bill was approved by the Senate on October 14, 2025, and sent back to the Lower House.

On March 18, 2025, the Federal Government submitted Bill No. 1,087/2025 to the National Congress, proposing an increase in the monthly income tax exemption threshold to R$5,000 starting in 2026. To offset the estimated annual revenue loss of R$25.8 billion, the bill introduces a minimum tax rate for individuals earning over R$600,000 per year, with minimum rates increasing from 2.54% to up to 10% for those whose income is above R$1.2 million. Additionally, the Federal Government proposed amendments to the 2025 Budgetary Guidelines Law (Lei de Diretrizes Orçamentárias or LDO, for its acronym in Portuguese) to allow the income tax exemption to become permanent, as current legislation limits such benefits to a five-year period. On July 16, 2025, the bill was approved in a special committee in the Lower House, following the report presented by Congressman Arthur Lira (Progressistas political party—State of Alagoas), which raised the threshold for a partial tax reduction from the initially proposed R$7,000 to R$7,350. On August 21, 2025, the Lower House approved an urgency regime for the bill. The President of the Lower House, Hugo Motta (Republicanos political party—State of Paraíba), announced that the draft prepared by Arthur Lira would be discussed on the Lower House floor on a date to be determined with party leaders. On August 27, 2025, the Lower House’s Agriculture, Livestock, Supply and Rural Development Committee (Comissão de Agricultura, Pecuária, Abastecimento e Desenvolvimento Rural) approved a requirement to present amendments to Bill No. 1,087/2025. On October 1, 2025, the bill was approved by the Lower House and sent to the Senate. In the Senate, it is currently being analyzed by the Economics Commission.

Other Legislation

On April 23, 2025, President Lula submitted the Constitutional Amendment Bill (Proposta de Emenda Constitucional or PEC, for its acronym in Portuguese) on Public Security to the National Congress (PEC No. 18/2025). The PEC seeks to grant constitutional status to the Unified Public Security System (Sistema Único de Segurança Pública or SUSP, for its acronym in Portuguese), which was originally established in 2018 through ordinary legislation. The SUSP strengthens the role of the Federal Government in combating organized crime by, for example, enabling the Federal Government to establish general guidelines for public safety, including regarding the penitentiary system, and creates national funds for public safety. On July 15, 2025, the PEC on Public Security was approved by the Lower House’s CCJ. The PEC is currently being analyzed by a special committee, before being remitted to the Lower House floor.

On November 3, the Lower House approved supplementary bill (PLP No. 204/2025) that allows the Federal Government to exclude up to R$3 billion from the primary results target and the Executive Branch’s spending limit in 2025 for expenses incurred on strategic national defense projects. The bill will now be sent to President Lula for enactment.

Investigations on Organized Crime

On November 4, the Senate established a parliamentary probe (Comissão Parlamentar de Inquérito or CPI, for its acronym in Portuguese) to investigate organized crime in Brazil. The CPI was established one week after a police operation that had a mortality toll of 121 people in Rio de Janeiro.

Employment and Labor

Employment Levels

From September 1, 2025 through September 30, 2025, formal employment increased by 0.44%, with the net creation of 213,002 jobs in the period, compared to an increase of 0.53% from September 1, 2024 through September 30, 2024, when 252,237 jobs were created.

During the first quarter of 2025, the unemployment rate was 7.0%, a decrease of 0.9 percentage point compared to the first quarter of 2024. During the second quarter of 2025, the unemployment rate fell to 5.8%, a decrease of 1.1 percentage point compared to the second quarter of 2024, and a decrease of 1.2 percentage point compared to the first quarter of 2025. During the third quarter of 2025, the unemployment rate fell to 5.6%, a decrease of 0.8 percentage point compared to the third quarter of 2024, and a decrease of 0.2 percentage point compared to the second quarter of 2025. The numbers for the first, second and third quarters of 2025 represent the lowest unemployment rates for the respective periods since 2012.

Wages

On August 29, 2025, the Federal Government submitted the 2026 Annual Budget Bill (Projeto de Lei Orçamentária Anual or PLOA, for its acronym in Portuguese) to the National Congress, forecasting an estimated monthly minimum wage of R$1,631 for 2026, a nominal increase of 7.44% in relation to the current R$1,518. Such forecast considered an inflation of 4.94% for 2025, measured in accordance with the IPCA.

Social Security

As of September 30, 2025, the total monthly benefits paid by the Brazilian Social Security System over the preceding 12-month period increased by 0.64% compared to the immediately prior 12-month period (in real terms). The benefits paid by the Brazilian Social Security System in the one-month period ended September 30, 2025 decreased by 0.65% when compared to the one-month period ended September 30, 2024 (in real terms).

Environment

On February 22, 2022, the Lower House approved PEC No. 39/2011, which aims to transfer ownership of marine lands (terrenos de marinha), meaning lands bordering rivers and the sea, from the Federal Government to its occupants. The transfer would be free of charge if the land is occupied by states and municipalities, and subject to payment if occupied by private businesses or individuals. After 11 years in the Lower House, the proposal was sent to the Senate, where it was renumbered as PEC No. 3/2022. On May 27, 2024, the Senate’s CCJ resumed discussions on the matter. However, on December 4, 2024, following a request for further review, the Committee postponed the vote, with no new date scheduled for its resumption. As of November 2025, the Committee had not yet scheduled a date to vote on the bill.

In May 2023, Brazil’s environmental agency, the Institute of the Environment and Renewable National Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis or Ibama, for its acronym in Portuguese), denied Petrobras’ request to drill an exploratory well in the Amazon Mouth Basin, part of the Equatorial Margin, citing technical shortcomings and the absence of a Sedimentary Area Environmental Assessment (Avaliação Ambiental de Área Sedimentar or AAAS, for its acronym in Portuguese). Petrobras appealed the decision, and in February 2025, Ibama’s president requested additional information, despite internal technical recommendations for definitive rejection. On May 19, 2025, Ibama approved Petrobras’ oil spill emergency response plan, authorizing practical response simulations, including wildlife rescue drills. However, Ibama clarified that this approval did not constitute a drilling license, which remains subject to further environmental review. On August 13, 2025, Senate President Davi Alcolumbre and Senator Randolfe Rodrigues announced that Petrobras and Ibama had reached an agreement to conduct a Pre-Operational Assessment (Avaliação Pré-Operacional or APO, for its acronym in Portuguese) in the Amazon Mouth Basin on August 24, 2025. The APO was performed in the FZA-M-59 offshore block and was concluded on August 27, 2025. On October 20, 2025, Petrobras received the requested license from Ibama to initiate exploratory drilling in the Equatorial Margin.

On April 28, 2025, the Federal Government announced the launch of the second Eco Invest Brasil auction. The Eco Invest Brasil program auction aims to mobilize resources to finance projects for the restoration of degraded land and to promote the conversion of those degraded areas into sustainable, productive systems. The second auction of the Eco Invest Brasil program attracted the participation of 11 financial institutions and represented a demand for R$17.3 billion in catalytic capital, with the potential to unlock R$31.4 billion in total investments – combining public and private resources – for the restoration of degraded areas across the country.

On October 8, 2025, the Federal Government launched the third auction of the Eco Invest Brasil program. The initiative, coordinated by the Ministry of Finance and the Ministry of Environment and Climate Change and backed by the Inter-American Development Bank (IDB) and the United Kingdom Embassy in Brazil, aims to attract foreign equity investment into Brazil’s green-economy sectors.

On October 17, 2025, the Federal Government published a decree amending Article 55 of Decree No. 12,046/2024 (which implements the Law No. 11,284/2006 on public forest management). The amendment enables concessionaires of public forest land to adopt internationally-recognized methodologies for carbon-credit certification in the absence of specific national rules.

Sustainable Taxonomy

In December 2023, during COP28 in Dubai, Brazil’s Ministry of Finance unveiled the Action Plan for the Brazilian Sustainable Taxonomy. The taxonomy introduces a classification system designed to identify economic and financial activities that are environmentally and socially sustainable. It aims to direct both public and private investments toward green and inclusive projects, promote sustainable technological advancements, and ensure transparent reporting on sustainable financial flows. The taxonomy encompasses 11 climate, environmental, and social objectives, covering sectors such as agriculture, extractive industries, manufacturing, energy, water and sanitation, construction, transportation, and select social services. Notably, it emphasizes Brazil’s unique environmental and social challenges while aligning with international standards to facilitate global interoperability.

From November 2024 to March 2025, the draft technical framework of the Brazilian Sustainable Taxonomy underwent public consultation. The inputs received were reviewed by sectoral and thematic working groups and the Advisory Committee.

On November 3, 2025, the Federal Government published Decree No. 12,705, which establishes the Brazilian Sustainable Taxonomy (“TSB”) as an instrument of the Ecological Transformation Plan. The text recognizes the TSB as the guiding tool for incentives and economic policies aimed at sustainable development, as well as for monitoring labeled finances. The regulation also defines principles, strategic, environmental, and socioeconomic objectives, as well as the structure of the criteria that will guide its implementation by the Federal Government.

COP30

The 30th United Nations Climate Change Conference (“COP30”) will be held in Belém, Brazil, from November 10 to 21, 2025, marking the first time the event will take place in the Amazon region. The Federal Government is investing approximately R$4.7 billion in infrastructure projects to prepare the city for the arrival of around 60,000 participants, including world leaders, diplomats, investors, and activists.

Tropical Forests Forever Fund (TFFF)

Brazil is leading the creation of the Tropical Forests Forever Fund (TFFF), which is due to be launched during the COP30. The TFFF will enable payments to be made to countries that guarantee the conservation of these forests. The initiative aims to strengthen the maintenance of standing forests, demonstrating that their protection is worth more than their destruction. In total, more than 70 developing countries with tropical forests can receive resources from what would be one of the largest multilateral funds ever created on the planet.

THE BRAZILIAN ECONOMY

Economy in 2025

Industrial Policy Plan – Nova Indústria Brasil

On January 22, 2024, the Federal Government launched the Nova Indústria Brasil program, aiming to boost national industry through 2033. The program uses traditional public policy instruments such as subsidies, loans with reduced interest rates, and increased federal investments. The program also uses tax incentives and special funds to stimulate certain sectors of the economy. The program has six goals, or missions, related to expanding autonomy, ecological transition, and modernizing Brazil’s industrial sector. Among the sectors that will receive assistance are agribusiness, healthcare, urban infrastructure, information technology, bioeconomy, and defense. Most of the resources come from financing provided by the National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social or BNDES, for its acronym in Portuguese), the Financing Agency for Studies and Projects (Financiadora de Estudos e Projetos or Finep, for its acronym in Portuguese), and the Brazilian Industrial Research and Innovation Company (Empresa Brasileira de Pesquisa e Inovação Industrial or Embrapii, for its acronym in Portuguese).

On February 12, 2025, during an event celebrating one year of the Nova Indústria Brasil program, the Federal Government announced that the sixth program mission would focus on strategic technologies for national sovereignty and defense.

On May 26, 2025, BNDES President Aloizio Mercadante announced an increase in funding for the Nova Indústria Brasil program from the initially planned R$259 billion to R$300 billion. Between January 2023 and June 2025, BNDES approved financings in the aggregate amount of R$220 billion – approximately 73.3% of the new target set through 2026.

On August 25, 2025, President Lula announced that BNDES and Finep would increase funding available to support the dissemination of Industry 4.0 machinery and equipment across the Brazilian economy as part of the Nova Indústria Brasil program. The total amount available for the Industry 4.0 credit line in 2025 is R$12 billion. From January 2025 to September 2025, the total amount approved for innovation projects has reached R$14 billion.

See “The Brazilian Economy—Economy in 2024” in Exhibit D to the 2024 Annual Report for more information.

Gross Domestic Product

In the second quarter of 2025, GDP increased by 0.4% compared to the previous quarter. This result was mainly driven by services (0.6%), followed by Industry (0.5%). Agriculture showed no significant change of negative 0.1%. In the second quarter of 2025, GDP grew by 2.2% in relation to the second quarter of 2024, reflecting increases of 10.1% in agricultural output, 1.1% in industry, and 2.0% in services compared to the second quarter of 2024. On a 12-month accumulated basis ending June 30, 2025, GDP grew by 3.2%. This rate reflected increases of 3.0% in value added at basic prices and 4.2% in net taxes on production. The increase in value added occurred due to the following sectoral growth rates: agriculture (5.8%), industry (2.4%), and services (2.9%).

On October 16, 2025, the Central Bank published its Economic Activity Index (Índice de Atividade Econômica do Banco Central or IBC-Br, for its acronym in Portuguese) for August 2025, which registered 0.4 percentage point growth compared to July 2025. The IBC-Br is generally considered a preview of the GDP.

Principal Sectors of the Economy

Public Utilities

In December 2024, the National Electric Energy Agency (Agência Nacional de Energia Elétrica or ANEEL, for its acronym in Portuguese) activated the green flag tariff, meaning that no additional charges were imposed on electricity bills, due to the persistent favorable conditions for energy generation across the country with the start of the rainy season, which lasted until May 2025. In May 2025, the yellow tariff flag was activated, meaning additional charges are imposed on electricity bills, due to reduced rainfall associated with the transition from the wet to the dry season. In June and July 2025, the level one red tariff flag was activated, meaning an additional charge of R$4.46 per 100 kWh consumed was imposed on electricity bills. In August 2025, the level two red tariff flag was activated due to the continued below-average rainfall, resulting in an additional charge of R$7.87 per 100 kWh consumed. In September, the level two red tariff flag remained in effect, resulting in an additional charge of R$ 7.87 for every 100 kWh of electricity consumed, due to below-average water inflows into the reservoirs of hydroelectric plants, hydropower generation remains unfavorable. In October 2025, the level one red flag tariff was activated due to below-average rainfall and the resulting low reservoir levels, which are unfavorable for hydroelectric generation, resulting in an additional charge of R$ 4.46 for every 100 kWh of electricity consumed. In November 2025, the level one red flag tariff was maintained due to the continued below-average rainfall.

For more information on the flag tariffs, see “The Brazilian Economy—Principal Sectors of the Economy” in Exhibit D to the 2024 Annual Report.

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

On January 29, 2025, the Central Bank Monetary Policy Committee (Comitê de Política Monetária or COPOM, for its acronym in Portuguese) increased the Selic interest rate to 13.25% per annum. On March 19, 2025, the COPOM increased the Selic interest rate to 14.25% per annum, and on May 7, 2025 increased it to 14.75% per annum. On June 18, 2025, the COPOM increased the Selic interest rate to 15.00% per annum, and on July 30, 2025, it maintained the Selic interest rate at the same level. On September 17, 2025, the COPOM maintained the Selic interest rate at 15.00% per annum.

Inflation

In September 2025, domestic inflation (measured by the IPCA) increased to 0.48%, 0.59 percentage point above the inflation rate for August 2025 (-0.11%). With respect to the 12-month period ending September 30, 2025, the inflation index increased to 5.17%, compared to 5.13% for the 12-month period ending August 31, 2025.

COPOM publishes a few inflation projections based on different hypothetical scenarios in the COPOM Statements. In the September 2025 statement, the reference scenario, which assumes the Selic rate of the Focus survey (a survey of market expectations for economic indicators carried out by the Central Bank) and an exchange rate starting at R$5.40/US$1.00 and evolving according to the purchasing power parity (PPP), inflation projections stood at 4.8% for 2025 and 3.6% for 2026.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$5.38 to US$1.00 (sell side) on November 4, 2025.

The Brazilian Real-U.S. Dollar exchange rate decreased from a R$6.10/US$1.00 monthly average in December 2024 to a R$5.39/US$1.00 monthly average in October 2025, a 11.7% appreciation of the Real.

Financial Institutions

BNDES

On September 30, 2025, the Central Bank announced that the long-term interest rate (Taxa de Juros de Longo Prazo or TJLP, for its acronym in Portuguese), used for loans granted by BNDES prior to December 31, 2017, would increase to 9.07% per annum for the fourth quarter of 2025.

For November 2025, the long-term rate (Taxa de Longo Prazo or TLP, for its acronym in Portuguese) applicable for loans granted by BNDES from January 1, 2018 onward, increased to IPCA plus 7.81% per annum.

For more information on the TJLP and the TLP interest rates, see “The Brazilian Economy–The Financial System–Financial Institutions” in Exhibit D to the 2024 Annual Report.

Banking Supervision

Loan Loss Reserves

As of September 30, 2025, the percentage of 90 days past due loans in the Brazilian national financial system stood at 3.9%, a decrease of 0.04 percentage point compared to August 2025 (3.94%). As of

September 30, 2025, in the non-earmarked segment, 90 days past due loans reached 5.3% of the portfolio, a 0.1 percentage point decrease compared to August 2025. As of September 30, 2025, in the non-earmarked corporate segment, 90 days past due loans reached 3.2% in the month, while in the non-earmarked household segment, 90 days past due loans reached 6.7% of the portfolio.

BALANCE OF PAYMENTS

For the 12-month period ended September 30, 2025, the current account registered a deficit of US$78.9 billion (3.61% of GDP). For the same period, (i) the capital account registered a deficit of approximately US$14.7 billion, (ii) the financial account registered a deficit of US$91.6 billion, and (iii) foreign direct investment amounted to US$75.8 billion (3.47% of GDP).

As of September 30, 2025, international reserves totaled US$356.6 billion, down from US$372.0 billion as of September 30, 2024.

PUBLIC FINANCE

The following table sets forth revenues and expenditures of the Federal Government from 2021 through 2024 and the budgeted amounts for 2025:

Table No. 1

Primary Balance of the Central Government(1)

(in billions of Reais)

	2021(5)	2022(5)	2023(5)	2024(5)	2025 Budget(6)
1 – Total Revenues	2,351.6	2,579.9	2,509.1	2,736.1	2,924.2
1.1 – RFB Revenues(2)	1,456.9	1,551.5	1,535.3	1,726.9	1,866.6
1.2 – Fiscal Incentives	(0.2)	(0.1)	(0.1)	—	—
1.3 – Social Security Net Revenues	561.3	596.7	631.2	654.2	710.5
1.4 – Non-RFB Revenues	333.6	431.7	342.7	355.1	347.1
2 – Transfers by Sharing Revenue	430.2	509.7	481.8	528.7	580.6
3 – Total Net Revenue	1,921.4	2,070.2	2,027.2	2,207.5	2,343.6
4 – Total Expenditures	1,965.4	2,016.1	2,267.1	2,251.4	2,417.1
4.1 – Social Security Benefits	865.5	887.8	957.5	958.8	1,029.2
4.2 – Personnel and Social Charges	401.0	376.6	387.3	375.0	409.0
4.3 – Other Mandatory Expenditures	373.5	338.6	379.9	366.3	364.8
4.4 – Discretionary expenditures – Executive branch	325.4	413.1	542.4	551.3	210.0
5 – Primary Balance(3)	(44.1)	54.1	(239.9)	(44.0)	(73.5)
6 – Methodological Adjustment	(0.4)	9.2	(34.7)	(0.4)	—
7 – Statistical Discrepancy	(0.5)	0.3	(3.4)	(2.0)	—
8 – Central Government Primary Balance(4)	(45.0)	63.6	(277.9)	(46.4)	(73.5)
9– Nominal Interest	(492.5)	(558.5)	(655.0)	(872.5)	—
10 – Central Government Nominal Balance(4)	(537.6)	(494.9)	(932.9)	(918.9)	—

Note: Numbers may not total due to rounding.

(1)	Consolidated accounts of (i) the National Treasury, (ii) Social Security System and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (Receita Federal do Brasil or RFB, for its acronym in Portuguese).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.

(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Numbers from 2021 to 2024 were escalated according to inflation through December 2024.
(6)	Estimates in the September 2025 Assessment of Primary Revenues and Expenditures Report, Annex IV.

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and National Treasury.

The table below sets forth the expenditures of the Federal Government by function for 2021 through 2024 and the budgeted amounts for 2025. The figures in the table below are not directly comparable to those set forth in Table No. 1 above, entitled “Primary Balance of the Central Government”, because the expenditures set forth in Table No. 1 were calculated in accordance with the International Monetary Fund (“IMF”) methodology, which does not include, among other things, debt service expenditures and certain financial investments (which, in turn, are accounted for in the numbers set forth in Table No. 2 below).

Table No. 2

Federal Government Expenditures by Function

(in millions of Reais)

	2021	2022	2023	2024	2025 Budget(1)
Legislative	6,428.5	6,633.8	7,365.9	8,179.0	11,757.2
Judiciary	31,549.4	34,872.3	37,498.9	42,933.2	50,134.4
Essential to Justice	6,663.2	7,091.9	7,997.3	8,608.0	10,431.2
Administration and Planning	22,503.6	23,632.6	24,683.6	24,607.9	33,854.4
National Defense	78,191.7	81,277.2	82,384.2	87,214.8	95,890.8
Public Security	9,613.5	10,981.9	12,396.6	16,048.9	17,280.7
Foreign Affairs	3,652.3	3,725.9	3,735.1	4,617.6	4,631.0
Social Assistance	161,127.0	196,869.6	265,421.4	283,135.5	282,895.9
Social Security	804,532.0	894,750.2	973,468.9	1,046,816.0	1,086,556.7
Health	161,392.8	136,174.1	160,708.5	194,760.7	234,345.8
Labor	65,833.2	92,364.2	95,331.6	108,934.1	121,919.2
Education	90,093.9	104,466.7	125,343.3	132,550.5	175,414.2
Culture	584.9	591.4	2,287.3	2,017.3	2,904.3
Citizenship Rights	597.6	662.3	792.2	1,231.3	2,916.3
Urban Planning	1,123.5	1,407.0	1,194.4	1,686.2	9,541.9
Housing	2.1	2.6	0.0	13.5	760.7
Sanitation	445.5	316.9	150.0	249.6	1,736.1
Environmental Management	2,894.1	2,851.6	3,826.5	14,151.9	29,131.4
Science and Technology	4,728.7	8,111.6	12,482.2	14,758.9	22,293.9
Agriculture	16,036.7	21,496.4	21,063.5	20,355.5	34,476.2
Agricultural Organization	983.3	1,403.2	2,493.7	2,612.5	4,612.5
Industry	1,471.1	1,560.2	1,838.3	1,928.4	2,436.7
Commerce and Services	1,683.3	1,574.5	2,084.6	3,030.0	6,041.4
Communications	1,961.2	3,023.8	2,371.2	2,266.4	3,429.4
Energy	1,568.1	1,241.1	1,019.4	988.8	1,249.8
Transportation	6,432.2	7,625.9	12,739.4	14,897.7	17,364.3
Sports and Leisure	213.9	293.0	350.7	267.7	2,769.9
Special Charges(2)	1,009,336.7	1,030,754.8	1,091,106.2	1,397,525.9	3,355,578.8
Contingency Reserve(3)	—	—	—	—	100,040.0
Subtotal	2,491,644.2	2,675,756.7	2,952,134.8	3,436,387.6	5,722,394.9
Refinancing Charges	1,399,617.9	1,425,069.6	1,467,362.8	1,273,811.6	—
Total	3,891,262.1	4,100,826.2	4,419,497.6	4,710,199.2	5,722,394.9

Note: Numbers may not total due to rounding.

(1)	Estimates in the 2025 Annual Budget Law (Lei Orçamentária Anual or LOA, for its acronym in Portuguese).
(2)

Special Charges includes expenses that cannot be associated with goods or services generated in the functioning of the Federal Government, including with respect to debt service, debt refinancing, reimbursements, indemnifications and other similar expenses.

(3)	The Contingency Reserve is outlined in the LOA and may be used for additional lines of credit related to contingent liabilities, unexpected fiscal events and other unexpected events or risks.

Source: National Treasury.

2025 Budgetary Guidelines

The 2025 Budgetary Guidelines Bill (Projeto de Lei de Diretrizes Orçamentárias or PLDO, for its acronym in Portuguese) was sent to the National Congress on April 15, 2024. The bill was approved by the National Congress on December 18, 2024, and enacted by President Lula into law on December 31, 2024. The 2025 LDO forecasts a R$29.07 billion deficit (0.23% of GDP) for the central government in 2025, a R$14.37 billion deficit (0.11% of GDP) in 2026, a R$70.66 billion surplus (0.50% of GDP) in 2027, and a R$150.68 billion surplus (1.00% of GDP) in 2028. However, judicial decisions (ADIs No. 7064 and 7047) allow for the deduction from the fiscal target of R$39.85 billion in 2025 and R$47.46 billion in 2026. Considering these deductions, fiscal results for the central government are expected to present a surplus of R$10.78 billion (0.09% of GDP) in 2025 and a surplus of R$33.09 billion (0.25% of GDP) in 2026.

The table below sets forth the assumptions that were considered under the 2025 LDO, estimated when the 2025 PLDO was sent to the National Congress. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Table No. 3

Principal 2025 Budget Assumptions

2025 Budgetary Guidelines Bill

	As of December 31, 2024
Gross Domestic Product
Nominal GDP (billions of Reais)	R$	12,388.00
Real GDP Growth		2.80%
Inflation
Domestic Inflation (IPCA)		3.10%

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and Economic Policy Secretariat (Secretaria de Política Econômica).

2025 Annual Budget

On August 30, 2024, the Federal Government sent the 2025 PLOA to the National Congress for consideration. The bill was approved by the National Congress on March 20, 2025, and enacted by President Lula into law on April 10, 2025. The 2025 LOA estimates a R$14.5 billion surplus after deductions, complying with the neutral primary balance target set in the 2025 LDO and the spending limits set by the sustainable fiscal framework established by LC No. 200/2023.

The Assessment of Primary Revenues and Expenditures Report for July and August 2025, published in September 2025, indicated a decrease of R$1.9 billion in the Federal Government’s net primary revenue projection for 2025 compared to the projection assessed for May and June 2025. Primary expenditure estimates also decreased by R$3.3 billion for 2025. As a result, the estimated primary result for 2025 increased by R$1.5 billion, representing a margin of R$781 million above the lower limit of the 2025 primary result target.

The table below sets forth the most recent assumptions for the 2025 Annual Budget, estimated in the September 2025 Assessment of Primary Revenues and Expenditures Report. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Table No. 4

Principal 2025 Budget Assumptions

September 2025 Assessment of Primary Revenues and Expenditures Report

	As of September 23, 2025
Gross Domestic Product
Nominal GDP (billions of Reais)	R$	12,745.52
Real GDP Growth		2.34%
Inflation
Domestic Inflation (IPCA)		4.84%

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and Economic Policy Secretariat (Secretaria de Política Econômica).

2026 Budgetary Guidelines

The 2026 PLDO was sent to the National Congress on April 15, 2025. The bill forecasts a R$16.90 billion deficit (0.12% of GDP) for the central government in 2026, a R$73.41 billion surplus (0.50% of GDP) in 2027, a R$157.25 billion surplus (1.00% of GDP) in 2028, and a R$210.68 billion surplus (1.25% of GDP) in 2029. However, judicial decisions (ADIs No. 7064 and 7047) allow for the deduction from the fiscal target of R$55.09 billion in 2026. Considering this deduction, fiscal results for the central government are expected to present a surplus of R$38.20 billion (0.28% of GDP) in 2026.

The table below sets forth the assumptions that were considered under the 2026 PLDO, estimated when the 2026 PLDO was sent to the National Congress. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Table No. 5

Principal 2026 Budget Assumptions

2026 Budgetary Guidelines Bill

	As of April 15, 2025
Gross Domestic Product
Nominal GDP (billions of Reais)	R$	13,705.80
Real GDP Growth		2.50%
Inflation
Domestic Inflation (IPCA)		3.50%

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and Economic Policy Secretariat (Secretaria de Política Econômica).

The president of the Joint Budget Committee (Comissão Mista de Orçamento) in the National Congress stated that the final vote on the 2026 PLDO was scheduled for early September 2025. However, due to the significant number of proposed amendments — 2,465 in total — a vote by the Joint Budget Committee was postponed to allow the rapporteur, Congressman Gervásio Maia (Partido Socialista Brasileiro political party—State of Paraíba), more time to finalize his report. The Joint Budget Committee resumed discussions on the 2026 PLDO on September 9, 2025. On September 23, 2025, Congressman Gervásio Maia presented to the Joint Budget Committee his report on the 2026 PLDO. The Joint Budget Committee was expected to vote on Congressman Gervásio Maia’s report on September 30, 2025. However, as of November 5, 2025, the vote has been delayed and a new date has yet to be scheduled.

2026 Annual Budget

On August 29, 2025, the Federal Government sent the 2026 PLOA to the National Congress for consideration. The bill projects a primary result target of 0.25% of GDP (R$34.3 billion) for 2026, in line with the sustainable fiscal framework. The bill projects a monthly minimum wage of R$1,631, a nominal increase of 7.45% over the 2025 monthly minimum wage.

The table below sets forth the assumptions that were considered under the 2026 PLOA, estimated when the bill was sent to the National Congress. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Table No. 6

Principal 2026 Budget Assumptions

2026 Annual Budget Bill

	As of August 29, 2025
Gross Domestic Product
Nominal GDP (billions of Reais)	R$	13,826.29
Real GDP Growth		2.44%
Inflation
Domestic Inflation (IPCA)		3.60%

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and Economic Policy Secretariat (Secretaria de Política Econômica).

Fiscal Balance

In September 2025, the consolidated public sector registered a primary deficit of R$17.5 billion, compared to a deficit of R$7.3 billion in September 2024. For the 12-month period ended September 30, 2025, the consolidated public sector registered an accumulated primary deficit of R$33.2 billion (0.27% of GDP), compared to a primary deficit of R$23.1 billion (0.19% of GDP) in the 12-month period ended August 31, 2025. For the 12-month period ended September 2025, the accumulated fiscal (nominal) balance, which includes the primary balance and accrued nominal interest, registered a deficit of R$1,018.0 billion (8.16% of GDP), compared to a nominal deficit of R$969.6 billion (7.81% of GDP) in the 12-month period ended August 31, 2025.

In September 2025, the Brazilian Social Security System registered a deficit of R$20.91 billion, 24.26% lower (in real terms) than the deficit registered in September 2024. For the 12-month period ended September 30, 2025, the deficit of the Brazilian Social Security System totaled R$322.25 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended September 30, 2025 reached R$317.84 billion.

On September 22, 2025, the Federal Government published its 4th Bimonthly Assessment of Primary Revenues and Expenditures Report. In this report, the Federal Government announced a R$12.1 billion spending block.

On November 3, 2025, Brazil’s Lower House approved a bill (PLP No. 204/2025) allowing the Federal Government to increase national defense spending by up to R$3 billion in 2025, which will not be accounted for the purposes of the fiscal target and spending cap. The measure seeks to strengthen Brazil’s defense industrial base and reduce reliance on foreign technology, with similar exclusions permitted from 2026 to 2030 under certain limits. The bill will now be sent to President Lula for enactment.

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of September 30, 2025, the Public Sector Net Debt (Dívida Líquida do Setor Público or DLSP, for its acronym in Portuguese) was R$8,086.90 billion (64.8% of GDP) compared to R$7,117.37 billion (61.7% of GDP) as of September 30, 2024.

General Government Gross Debt

As of September 30, 2025, the General Government Gross Debt (Dívida Bruta do Governo Geral or DBGG, for its acronym in Portuguese) was R$9,748.47 billion (78.1% of GDP) compared R$8,928.00 billion (77.44% of GDP) as of September 30, 2024.

Federal Public Debt

The following table presents Brazil’s FPD profile as of the dates referenced below:

Table No. 7

Federal Public Debt Profile

	As of September 30, 2025			As of August 31, 2025			As of September 30, 2024
			%			%			%
Federal Public Debt (R$ billons)	R$	8,122.0	100.0%	R$	8,145.0	100.0%	R$	6,947.7	100.0%
Domestic	R$	7,820.5	96.3%	R$	7,844.8	96.3%	R$	6,640.4	95.6%
Fixed-rate	R$	1,783.9	22.8%	R$	1,701.1	21.7%	R$	1,594.0	24.0%
Inflation-linked	R$	2,177.2	27.8%	R$	2,125.6	27.1%	R$	1,893.1	28.5%
Selic rate	R$	3,855.7	49.3%	R$	4,014.4	51.2%	R$	3,149.6	47.4%
FX	R$	3.7	0.0%	R$	3.8	0.0%	R$	3.8	0.1%
Other	R$	0.0	0.0%	R$	0.0	0.0%	R$	0.0	0.0%
External (RS billions)	R$	301.5	3.7%	R$	300.2	3.7%	R$	307.3	4.4%
Maturity Profile
Average Maturity (years)		4.2			4.1			4.2
Maturing in 12 months (R$ billions)	R$	1,513.5		R$	1,584.3		R$	1,239.4
Maturing in 12 months (%)		18.6%			19.5%			17.8%

Source: National Treasury.

Public Debt Management

In managing the FPD, the National Treasury seeks to meet the Public Sector Borrowing Requirements (as defined in “Public Finance—Fiscal Balance”) at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, the National Treasury has published an Annual Borrowing Plan, including guidelines for managing the FPD, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e., to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the external FPD profile through issuances of benchmark securities, buybacks and structured operations.

The 2025 Annual Borrowing Plan, like the previous Annual Borrowing Plans, focuses on the replacement of floating-rate securities with fixed-rate and inflation-linked securities.

On September 30, 2025, the National Treasury announced an update to the reference limits in its 2025 Annual Borrowing Plan. The revised limits increase the acceptable end-of-year stock of Federal Public Debt (DPF) in response to stronger market demand for federal securities and lower long-term interest rates.

The following table sets forth the federal debt results for each of the years indicated below, and the reference limits provided in the 2025 Annual Borrowing Plan:

Table No. 8

Federal Public Debt Results and 2025 Revised Annual Borrowing Plan

	As of December 31, 2023	As of December 31, 2024	Revised Reference Limits for 2025
			Minimum	Maximum
Stock of FPD (in R$ billions)
FPD	6,520.3	7,316.1	8,500.0	8,800.0
Composition—%
Fixed Rate	26.5%	22.0%	19.0%	23.0%
Inflation Linked	29.8%	27.0%	24.0%	28.0%
Floating Rate	39.7%	46.3%	48.0%	52.0%
Exchange Rate	4.1%	4.8%	3.0%	7.0%
Maturity Profile
Average Maturity (years)	4.0	4.0	3.8	4.2
% Maturing in 12 months	20.1%	17.9%	16.0%	20.0%

Source: National Treasury.

Regional Public Debt (State and Municipal)

Federal Government Guarantees

The Federal Government guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. As of September 2025, the Federal Government had paid a total of R$83.09 billion in liabilities incurred by states and municipalities since 2016. The largest payments were attributed to (i) the State of Rio de Janeiro (R$43.35 billion), (ii) the State of Minas Gerais (R$22.04 billion), (iii) the State of Goiás (R$6.44 billion), (iv) the State of Rio Grande do Sul (R$5.02 billion), (v) the State of Maranhão (R$1.51 billion), and (vi) the State of Pernambuco (R$1.44 billion).

Special Recovery Regime

As of November 4, 2025, the states in the Special Recovery Regime were Goiás, Rio de Janeiro, Rio Grande do Sul, and Minas Gerais. Under the Special Recovery Regime, the Federal Government may pay certain liabilities incurred by the states participating in the Special Recovery Regime without recovering on counter-guarantees granted by such states.

See “Public Debt—Special Recovery Regime” in Exhibit D to the 2024 Annual Report for more information about the Special Recovery Regime.

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the indenture, dated as of July 2, 2015, between Brazil and The Bank of New York Mellon, as trustee.

The following is a description of the material provisions of the global bonds and the indenture. The description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the indenture and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the trustee in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the 2033 Bonds

The 2033 bonds will:

•	be issued in an aggregate principal amount of U.S.$ .

•	mature at par on February 4, 2033.

•	bear interest at %, calculated on the basis of a 360-day year consisting of twelve 30-day months, from November , 2025.

•

pay interest semi-annually in arrears on February 4 and August 4 of each year, starting on August 4, 2026, to be paid to the person in whose name the 2033 bond is registered at the close of business on the preceding January 20 or July 20.

•

contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2033 bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•

be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the 2033 bonds. The 2033 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the 2033 bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

•	be issued in fully registered form, without coupons, in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “—Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

General Terms of the 2035 Bonds

The 2035 bonds will:

•	be issued in an aggregate principal amount of U.S.$ .

•	mature at par on March 15, 2035.

•	bear interest at 6.625%, calculated on the basis of a 360-day year consisting of twelve 30-day months, from September 15, 2025.

•

pay interest semi-annually in arrears on March 15 and September 15 of each year, starting on March 15, 2026, to be paid to the person in whose name the 2035 bond is registered at the close of business on the preceding February 28 or August 31.

•

be a further issuance of, and will form a single series with, the existing U.S.$3,750,000,000 aggregate principal amount of Brazil’s 6.625% global bonds due 2035 (ISIN US105756CL22, CUSIP 105756CL2, Common Code 295420472) issued on February 25, 2025 and June 11, 2025. The 2035 bonds offered hereby will have the same terms and CUSIP number as, and will trade interchangeably with, the original 2035 bonds immediately upon settlement.

•

contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2035 bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•

be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the 2035 bonds. The 2035 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the 2035 bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

•	be issued in fully registered form, without coupons, in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “—Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

General Terms of the Global Bonds

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, described in this prospectus supplement, that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to July 2, 2015. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series;

(2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement.

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which (i) are, or were intended at the time of issuance to be quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the Securities Act, as amended (or any successor law or regulation of similar effect)) and (ii) have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Optional Redemption

Brazil may redeem the 2033 bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2033 bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Brazil may redeem the 2035 bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2035 bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Brazil in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Brazil after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Brazil shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the maturity date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, Brazil shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date, of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date, as applicable. If there is no United States Treasury security maturing on the maturity date but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date, one with a maturity date preceding the maturity date and one with a maturity date following the maturity date, Brazil shall select the United States Treasury security with a maturity date preceding the maturity date. If there are two or more United States Treasury securities maturing on the maturity date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Brazil shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Brazil’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of global bonds to be redeemed.

In the case of a partial redemption, selection of the global bonds for redemption will be made on a pro rata basis as a “Pro Rata Pass-Through Distribution of Principal” in accordance with the applicable rules and procedures of DTC, or in the case of certificated bonds, any other method in accordance with the policies and procedures of the trustee. No global bonds of a principal amount of U.S.$200,000 or less will be redeemed in part. If any global bond is to be redeemed in part only, the notice of redemption that relates to the global bond will state the portion of the principal amount of the global bond to be redeemed. A new global bond in a principal amount equal to the unredeemed portion of the global bond will be issued in the name of the holder of the global bond upon surrender for cancellation of the original global bond. For so long as the global bonds are held by DTC (or another depositary), the redemption of the global bonds shall be done in accordance with the policies and procedures of the depositary. Unless Brazil defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the global bonds or portions thereof called for redemption.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its direct and indirect participants or any failure on the part of DTC or its direct and indirect participants in making payments to holders of the global bonds from the funds DTC receives.

If the global bonds are issued in certificated form and your name is listed as the registered holder of a global bond in the security register maintained by the trustee, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the global bonds;

•

not less than 15 days before the payment date, you notify the trustee in writing of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•

with respect to principal payments, you surrender the global bonds at the corporate trust office of the trustee or at the office outside the United States of the other paying agents that Brazil appoints pursuant to the indenture.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the trustee on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

Subject to any relevant unclaimed property laws or regulations, if any money that Brazil pays to the trustee for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the trustee will repay the money to Brazil. After any such repayment, the trustee will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds of such series which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds of such series in the performance of any other obligation under the global bonds of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds of such series then outstanding;

(c) an acceleration of in excess of U.S.$25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of Public External Indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds of such series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, or premium, if any, on or interest on Public External Indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holders of the global bonds; or

(f) a denial by Brazil of its obligations under the global bonds of such series.

If any of the events of default described above occurs and is continuing with respect to a series of global bonds, the trustee or the holders of at least 25% of the aggregate principal amount of the global bonds of that series then outstanding may declare all the global bonds of such series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of Brazil, unless prior to such date all events of default in respect of all the global bonds of that series shall have been cured.

Holders holding global bonds of a series representing in the aggregate more than 50% of the principal amount of the then-outstanding global bonds of that series, by written notice to Brazil and to the trustee, may waive any existing defaults and their consequences on behalf of the holders of all of the global bonds of such series if:

•

following the declaration that the principal of the global bonds of such series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those global bonds (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those global bonds due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Paying Agents and Transfer Agents

Until the global bonds of each series are paid, Brazil will maintain a paying agent in New York City. Brazil has initially appointed The Bank of New York Mellon to serve as its paying agent and transfer agent in New York City.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Certificated Securities

Brazil will issue global bonds in certificated form in exchange for the book-entry securities only if:

•

DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•

the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the global bonds represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the global bonds, the trustee may in its sole discretion determine that the global bonds represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security.

If Brazil issues certificated securities, the certificated securities will have the same terms and authorized denominations as the book-entry security. You may present certificated securities for transfer, exchange or payment at the corporate trust office of the trustee in New York City, according to the procedures in the indenture, and, in the case of certificated securities presented for payment, principal and interest thereon will be payable at the offices of the trustee in New York City, provided that interest thereon may be paid by check mailed to the registered holders of certificated securities. In the case of a transfer of part of a certificated security, the registrar or transfer agent will issue a new certificated security to the transferee and a second certificated security in respect of the balance of the certificated security to the transferor. Certificated securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the trustee in New York City. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the trustee and any other agent of Brazil may treat the person in whose name any certificated security is registered as the owner of such security for all purposes.

If any security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Brazil and the trustee may require you to sign an indemnity under which you agree to pay Brazil, the trustee or any other agent of Brazil for any losses that they may suffer relating to such replacement. Brazil and the trustee may also require you to present other documents or proof. After you deliver these documents, Brazil in its discretion may execute, and, upon request of Brazil, the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. If so requested by Brazil, you will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Notices

All notices regarding the global bonds will be published in a daily newspaper of general circulation in London for so long as the global bonds are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as Brazil shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment, the issue date and the issue price), provided that any additional debt securities subsequently issued will be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional global bonds issued in this manner will be consolidated with, and will form a single series with, any other outstanding bonds of such series.

Amendments and Waivers

The holders of the global bonds of any series may generally approve any proposal by Brazil to modify the indenture or the terms of the global bonds of such series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds of that series.

However, holders of the global bonds of any series may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the global bonds of such series;

•	reduce the principal amount (other than in accordance with the express terms of the global bonds and the indenture) of the global bonds of such series;

•	reduce the interest rate on the global bonds of such series;

•	change the method used to calculate any amount payable on the global bonds of such series (other than in accordance with the express terms of the global bonds and the indenture);

•	change the currency or place of payment of any amount payable on the global bonds of such series;

•	modify Brazil’s obligation to make any payments on the global bonds of such series (including any redemption price therefor);

•	change the identity of the obligor under the global bonds of such series;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•

authorize the trustee, on behalf of all holders of the global bonds of such series, to exchange or substitute all the global bonds of that series for, or convert all the global bonds of such series into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the global bonds of such series.

A change to a reserve matter, including the payment terms of the global bonds of any series, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds of such series in so far as the changes affect the global bonds of that series;

•

where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), including the global bonds, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross- series modification with single aggregated voting”); or

•

where such proposed modification would affect the outstanding debt securities of two or more series, including the global bonds, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities, including the global bonds, that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•

if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the global bonds of any series or any other series of debt securities has approved any amendment, modification or change to, or waiver of, the global bonds of any series or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds of such series, debt securities (including the global bonds) will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions under the indenture, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and a corporation, trust or other legal entity controlled by Brazil or by a public sector instrumentality and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Please refer to the section entitled “Debt Securities—Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

Certain Amendments Not Requiring Holder Consent

Brazil and the trustee may, without the vote or consent of any holder of global bonds of any series, amend the indenture or the global bonds of that series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the global bonds of that series;

•	securing the global bonds of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds of that series or the indenture;

•

amending the global bonds of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the global bonds of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will Brazil or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly- owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with Euroclear or Clearstream participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the trustee generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the trustee make payments to the registered holders, Brazil and the trustee will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book- entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the global bonds. Euroclear’s or Clearstream’s ability to take actions as a holder under the global bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Euroclear or Clearstream will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one- day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the global bonds has a line of credit with Euroclear or Clearstream and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream account) in accordance with the clearing system’s customary procedures;

•

borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream accountholder.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

United States Federal Income Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a global bond acquired at the issue price pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Brazil has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the global bonds.

This discussion deals only with beneficial owners that hold a global bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell global bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a global bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a global bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of global bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the global bonds.

In certain circumstances (see “Description of the Global Bonds—Optional Redemption”), we may be obligated to pay a premium to optionally redeem the global bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the global bonds have an issue price that does not exceed the stated principal amount of the global bonds, then the foregoing potential obligation to pay a premium generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay a premium should not cause the global bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the global bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the global bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the global bonds.

Brazil expects, and the remainder of this summary assumes, that the 2033 bonds will be issued with less than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a global bond.

Deemed Taxable Exchange

A change made to the terms of the global bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the global bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified global bond differs materially either in kind or extent from the original global bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the global bond after the Significant Modification and the holder’s tax basis in such global bond before the Significant Modification. A modification of a global bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a global bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the global bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the global bonds.

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the 2035 bonds as being issued in a “qualified reopening” of the original 2035 bonds. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the 2035 bonds will have the same issue date, the same issue price and the same adjusted issue price as the original 2035 bonds, for U.S. federal income tax purposes. Under the qualified reopening rules, because the original 2035 bonds were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the 2035 bonds also do not have more than de minimis original issue discount.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a global bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Pre-issuance Accrued Interest. A portion of the first stated interest payment on the 2035 bonds equal to the pre-issuance accrued interest on the 2035 bonds when they are issued (such amount is hereinafter referred to as “pre-issuance accrued interest”) will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the 2035 bond, but will reduce your adjusted tax basis in the 2035 bond by such amount.

Payments of Interest. Payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a 2035 bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your 2035 bond.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the global bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a global bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Bonds Purchased at a Premium. You will be treated as having purchased a 2035 bond with “amortizable bond premium” equal to the excess of your purchase price for the 2035 bond over the principal amount of the 2035 bond (after excluding the portion attributable to any pre-issuance accrued interest). You may elect to amortize such bond premium using a constant-yield method over the remaining term of the 2035 bond. However, because the 2035 bonds may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the 2035 bonds.

If you make the election (or are already subject to a prior election), you would reduce the amount required to be included in your income each accrual period with respect to interest on your 2035 bond by the amount of amortizable bond premium allocable to that accrual period, based on your 2035 bond’s yield to maturity.

Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your 2035 bond by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the 2035 bond.

Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the 2035 bonds.

Disposition of Global Bonds. If you sell or otherwise dispose of a global bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the global bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the global bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest with respect to a 2035 bond, generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in a 2033 bond generally will equal the amount that you paid for the 2033 bond. Your “adjusted tax basis” in a 2035 bond generally will equal the amount that you paid for the 2035 bond decreased (but not below zero) by (i) any bond premium amortized with respect to such 2035 bond and (ii) any amount attributable to pre- issuance accrued interest that you have received with respect to such 2035 bond.

Gain or loss from the sale or other disposition of a global bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the global bond, you have held the global bond for more than one year, or will be short-term capital gain or loss if you have held the global bond for one year or less. Net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a global bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the global bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the global bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons (which includes the global bonds) that are not held in accounts maintained by financial institutions. The global bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. In addition, the statute of limitations of tax would be suspended in whole or part. You should consult your own tax advisor regarding your obligation to file information reports with respect to the global bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a global bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a global bond unless you are engaged in a trade or business in the United States and the interest on the global bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Global Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a global bond unless:

•

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

•

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the global bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the global bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a global bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your exemption. If you are paid the proceeds of a sale or redemption of a global bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Brazil and the underwriters for the offering named below have entered into a terms agreement dated    , 2025 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount of 2033 Bonds	Principal Amount of 2035 Bonds
Citigroup Global Markets Inc.	U.S.$	U.S.$
Deutsche Bank Securities Inc.	U.S.$	U.S.$
Goldman Sachs & Co. LLC	U.S.$	U.S.$

Total	U.S.$	U.S.$

Global bonds sold by the underwriters to the public will initially be offered at the respective public offering price set forth on the cover of this prospectus supplement plus, (a) for the 2033 bonds, accrued interest, if any, from November    , 2025, the date Brazil expects to deliver the 2033 bonds offered by this prospectus supplement, and (b) for the 2035 bonds, accrued interest from September 15, 2025 to, but not including, November    , 2025, the date Brazil expects to deliver the 2035 bonds offered by this prospectus supplement, and any additional interest to the date of delivery, if later than November    , 2025. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell the global bonds through certain of their affiliates.

The underwriters propose to offer the global bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of (a) for the 2033 bonds,    % of the principal amount of the 2033 bonds, and (b) for the 2035 bonds,    % of the principal amount of the 2035 bonds. The underwriters and any such securities dealers may allow a discount of (a) for the 2033 bonds,    % of the principal amount of the 2033 bonds on sales of the 2033 bonds to other brokers/dealers, and (b) for the 2035 bonds,    % of the principal amount of the 2035 bonds on sales of the 2035 bonds to other brokers/dealers. After the initial public offering of the global bonds, the underwriters may change the public offering price and concession and discount to brokers/dealers. The offering of the global bonds by the underwriters is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

It is expected that delivery of the global bonds will be made against payment therefor on or about November    , 2025. Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to one business day before delivery will be required, by virtue of the fact that the global bonds will initially settle on November    , 2025, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The 2033 bonds are a new issue of securities with no established trading market. Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

In connection with the offering, the underwriters may purchase and sell the global bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise.

Brazil estimates that its share of the total expenses of this offering, excluding the underwriting discounts, will be approximately U.S.$    .

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Affiliates of certain of the underwriters provide advisory services to affiliates of the issuer from time to time. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge, or otherwise reduce their credit exposure to us consistent with their customary risk management policies, which hedges may be substantial. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the global bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the global bonds offered hereby.

The underwriters have specifically agreed to act as follows in each of the following places:

Austria:

The information in the offer materials does not constitute a public offering (öffentliches Angebot) to investors in Austria and must not be used in conjunction with a public offering pursuant to Austrian Capital Market Act (Kapitalmarktgesetz) in Austria or, if considered a public offering (öffentliches Angebot), is exclusively made on the basis of exemptions from the obligation to publish an approved prospectus in line with the Austrian Capital Market Act (Kapitalmarktgesetz). No prospectus pursuant to the Austrian Capital Market Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsicht) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has been or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG.

The information in the offer materials (e.g., prospectus supplement and prospectus) is being made available in Austria for the sole purpose of providing information about the securities described herein solely to individually qualified investors in Austria. The information contained in the offer materials is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

Consequently, the securities are not authorized for public offering under the Austrian Capital Markets Act (Kapitalmarktgesetz) and no public offers or public sales or invitation to make such an offer may be made. No advertisements may be published and no marketing materials may be made available or distributed in Austria in respect of the securities. A public offering of the securities in Austria without the prior publication of a prospectus in accordance with the Austrian Capital Market Act would constitute a criminal offense under Austrian law.

Belgium:

In Belgium, this invitation is not, directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2, e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE / Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG) (“The Regulation”), as amended or replaced from time to time, and that do not qualify as consumers (consumenten/ consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Qualified Belgian Investors). As a result, and further to Article 1, 4, a of The Regulation this invitation does not constitute a public offer pursuant to Article 3, 1 of The Regulation, as amended or replaced from time to time. Consequently, the invitation has not been and will not be notified to, and the prospectus supplement and related prospectus and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The invitation as well as any other materials relating to the invitation may not be advertised, and this prospectus supplement and related prospectus or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Brazil:

The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

Canada:

The global bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the global bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands:

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the global bonds.

Chile:

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012, ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”) (“RULE 336”), THE GLOBAL BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1.	DATE OF COMMENCEMENT OF THE OFFER: NOVEMBER , 2025. THE OFFER OF THE GLOBAL BONDS IS SUBJECT TO RULE 336;

2.

THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE GLOBAL BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3.	SINCE THE GLOBAL BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE GLOBAL BONDS IN CHILE; AND

4.	THE GLOBAL BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

Prohibition of Sales to EEA Retail Investors:

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the global bonds.

Prohibition of Sales to UK Retail Investors:

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the UK. For the purposes of this provision:

(a)	the expression a “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the global bonds.

United Kingdom:

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

France:

This prospectus supplement, any other offering material or information relating to the global bonds, have not been prepared and are not being distributed, or caused to be distributed and will not be distributed or caused to be distributed, directly or indirectly, in the context of a public offering (other than to “qualified investors” (“investisseurs qualifiés”) as defined in Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, as amended (the “Prospectus Regulation”) of securities in France within the meaning of Article L. 411-1 of the French Code monétaire et financier and, therefore, this prospectus supplement or any other offering material or information relating to the global bonds have not been and will not be filed with the French Autorité des Marchés Financiers (the “AMF”) for prior approval or submitted for clearance to the AMF and, more generally, no prospectus has been prepared in connection with the offering of the global bonds that has been approved by the AMF or by the competent authority of another member state of the European Economic Area (“Member State”) and notified to the AMF.

The global bonds shall not be offered or sold or caused to be offered or sold, directly or indirectly, to the public (other than to qualified investors) in France; offers, sales and distributions of the global bonds may be made in France to qualified investors within the meaning of Article 2(e) of the Prospectus Regulation in accordance with Articles L. 411-1 and L. 411-2 of the French Code monétaire et financier and applicable regulations thereunder. The direct or indirect distribution to the public in France of any global bonds so acquired may be made only in accordance with Articles L. 411-1 to L. 411-4, L. 412-1, L. 621-8 to L. 621-8-2 of the French Code monétaire et financier and applicable regulations thereunder.

Germany:

This prospectus supplement does not constitute a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”). No action has been or will be taken in Germany that would permit a public offering of the global bonds, or distribution of a prospectus or any other offering material relating to the global bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has the prospectus supplement and related prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong:

The global bonds may not be offered or sold in Hong Kong, by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the global bonds may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional” investors” as defined in the SFO and any rules made under the SFO.

The contents of this prospectus supplement and the corresponding prospectus have not been reviewed by any regulatory authority in Hong Kong. Each intermediary or purchaser of the global bonds is advised to exercise caution in relation to any offer of the global bonds and, if in any doubt about any of the contents of this prospectus supplement and the corresponding prospectus, should obtain independent professional advice.

Italy:

The offering of the global bonds has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no global bonds may be offered, sold or delivered, nor copies of this prospectus supplement and the accompanying prospectus or any other documents relating to the debt securities may be distributed in Italy except:

(a) to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the global bonds or distribution of copies of this prospectus, any prospectus supplement or any other documents relating to the debt securities in Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

(b) in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the global bonds on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Japan:

The global bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg:

The global bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a) in the period beginning on the date of publication of a prospectus in relation to those global bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with the Prospectus Regulation, and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b) at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c) an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or,

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

For the purposes of this provision, the expression an offer of global bonds to the public in relation to any global bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase the global bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Peru:

The global bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the global bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Spain:

The global bonds may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated 23 October (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005 of 4 November (Real Decreto 1310/2005 de 4 de noviembre), and supplemental rules enacted thereunder.

Singapore:

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds may not be circulated or distributed, nor may the global bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the global bonds are subscribed or purchased in reliance on an exemption under Sections 274 or 275 of the SFA, the global bonds shall not be sold within the period of six months from the date of the initial acquisition of the global bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore. Where the global bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the global bonds pursuant to an offer made under Section 275 of the SFA except:

1. to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

2. where no consideration is or will be given for the transfer;

3. where the transfer is by operation of law;

4. pursuant to Section 276(7) of the SFA; or

5. as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Switzerland:

The offer of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. The global bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the global bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the global bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Anelize Lenzi Ruas de Almeida, the Procuradora-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury, as to matters of Brazilian law, and by Arnold & Porter Kaye Scholer LLP, New York, New York, United States counsel to Brazil, as to matters of New York law. The validity of the global bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, as to matters of New York law, and Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters, as to matters of Brazilian law.

Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Fernando Haddad, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil, as amended by Senate Resolution No. 7 of the Federal Senate of Brazil dated May 21, 2024.

Listing

Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the indenture with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the indenture and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the trustee and paying agents.

Where You Can Find More Information

Brazil has filed its 2024 Annual Report with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings (except for certain exhibits) are also available to the public from the SEC’s website at http://www.sec.gov.

The 2024 Annual Report and each additional amendment on Form 18-K/A to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement.

You may also obtain copies of documents incorporated by reference, free of charge, at the at the specified offices of the trustee and paying agents.

Clearing

The global bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream (2033 bonds: ISIN    , CUSIP    , Common Code    / 2035 bonds: ISIN US105756CL22, CUSIP 105756CL2, Common Code 295420472).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

U.S.$26,401,970,000

Debt Securities

Warrants

Brazil may from time to time offer and sell up to U.S.$26,401,970,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities or warrants or other similar securities to purchase, sell or exchange debt securities.

The securities will be direct, general, unconditional, unsecured and unsubordinated External Indebtedness of Brazil. The securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil and will be backed by the full faith and credit of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the securities ratably with payments being made under any other External Indebtedness of Brazil.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Brazil’s external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the securities and other reserved matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount of the outstanding securities of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met. See “Debt Securities—Amendments and Waivers—Collective Action Clauses”.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through underwriters or through agents designated from time to time. The names of any underwriters or agents will be provided in the applicable prospectus supplement.

See “Risk Factors” beginning on page 2 to read about certain risks you should consider before investing in the debt securities.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 30, 2022

-i-

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Brazil may offer. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. Each time Brazil sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus contains information you should consider when making your investment decision. We have provided you only the information contained or incorporated by reference in this prospectus or any prospectus supplement and are responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus or prospectus supplement we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Brazil is offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this prospectus and in any accompanying prospectus supplement is current only as of the dates of this prospectus and such prospectus supplement, respectively. You should read both this prospectus and any accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Brazil’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement;

Statements that are not historical facts, including statements about Brazil’s beliefs and expectations,

are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

External factors, such as:

•	the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	the duration and severity of the coronavirus (“COVID-19”) outbreak and its impact on the global economy;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	impact of measures taken to respond to global or national health concerns including contagious disease, such as the ongoing COVID-19 outbreak on the Brazilian economy and Brazil’s finances;

•	the ability of Brazil to effect key economic, fiscal and structural reforms and to generate a primary budget surplus;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

Other factors discussed in the section “Risk Factors.”

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the repayment of its outstanding indebtedness.

RISK FACTORS

This section describes certain risks associated with investing in the debt securities. You should consult your financial and legal advisors about the risks of investing in the debt securities and the suitability of your investment in light of your particular situation. Brazil disclaims any responsibility for advising you on these matters.

Risks relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to significant external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets for, the debt securities. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative economic or financial developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” above.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the debt securities issued by Brazil.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include, but are not limited to, general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus and advance fiscal and structural reforms, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, the level of subnational debt and the ability of states and municipalities to comply with fiscal limits and perform their constitutional and contractual obligations, the impact of pandemics and other public health crises, and investigations into allegations of corruption or other misconduct by public officials and others and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the financial condition of Brazil, including its capacity to make payments on the debt securities, and the liquidity of, and trading markets for, the debt securities.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s financial condition.

Adverse changes in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Brazil’s ratings or outlooks may be downgraded or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the debt securities and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The conditions of the Brazilian economy could have a material adverse effect on public finances and on the market price of Brazil’s debt securities.

Brazil cannot assure investors that its economy will grow in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in

Brazil’s fiscal revenues, or a significant depreciation of the real over an extended period of time could adversely affect Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of Brazil’s debt securities and the ability of Brazil to service its public debt.

Risk Factors Relating to the Debt Securities

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the debt securities or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the debt securities. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” below.

The debt securities will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The debt securities will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the debt securities may be amended without your consent, including the maturity date, interest rate and other payment terms.

DEBT SECURITIES

The information contained in this section summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the debt securities. You should read the indenture and the forms of the debt securities before making your investment decision. Brazil has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee.

Because the information provided in the prospectus supplement may differ from that contained in this prospectus, you should rely on the prospectus supplement for the final description of a particular issue of debt securities. The following description will apply to a particular issue of debt securities only to the extent that it is not inconsistent with the description provided in the applicable prospectus supplement.

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to an indenture between Brazil and a trustee.

The prospectus supplement that relates to your series of debt securities will be issued pursuant to an indenture and identify the trustee and any paying agent that Brazil has appointed for your series of debt securities. The indenture will not be subject to the protections of the Trust Indenture Act of 1939. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General Terms of the Debt Securities

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;
•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the trustee in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of the debt securities may look only to Brazil for any payment.

Brazil will replace the trustee with a successor trustee if, after written notice of resignation to Brazil and notice to the holders of the debt securities, the trustee resigns with respect to the debt securities;

Brazil may, or any bona fide holder of a debt security for at least six months may petition a court of competent jurisdiction to, replace the trustee with a successor trustee at any time, if any of the following occur:

•	the trustee ceases to be eligible in accordance with the indenture and fails to resign after written request by Brazil or a holder of a debt security; or

•	the trustee becomes incapable of acting or is adjudged bankrupt or insolvent, or a receiver or liquidator of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

The holders of a majority of the aggregate principal amount of outstanding debt securities of any series may at any time remove the trustee and appoint a successor trustee (which, so long as no event of default shall have occurred and be continuing under the indenture or any debt security, shall not be a successor institution to which Brazil reasonably objects).

In the case of a series of debt securities to be issued under the indenture that is subject to the laws of a jurisdiction outside of the United States, at the option of Brazil or the trustee, Brazil will appoint a successor trustee for such series of debt securities prior to its authentication.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities — Negative Pledge” below) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.

The debt securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the debt securities ratably with payments being made under any other External Indebtedness of Brazil.

Form of Debt Securities

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$200,000 and integral multiples of U.S.$1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Brazil has agreed that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, each of the debt securities and any other payment to be made by Brazil under the debt securities and the indenture. For each series of debt securities, Brazil will arrange for payments on global debt securities by wire transfer of immediately available funds to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. Brazil will arrange for these payments by paying or causing to be paid to the account of the trustee the funds in time for payments to be made on the global debt securities when due. See “Debt Securities — Global Securities” below.

Brazil will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Payments of principal, and premium, if any, will be made against surrender of the debt securities at the offices of the trustee, unless otherwise specified in the applicable prospectus supplement. Brazil will arrange for payments of interest to be made by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Brazil the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Brazil shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

The register of holders of debt securities will be kept at the New York office of the trustee.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding or any amount payable under that series remains unpaid, it will not create or permit to subsist any Lien on Brazil’s assets, present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Amendments and Waivers — Collective Action Clauses” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•	Liens created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Liens, provided, however, that any renewal or refinancing of any those Liens secures only the renewal or extension of the original secured financing;

•	Liens securing Public External Indebtedness incurred or assumed by Brazil in connection with a Project Financing, provided, that the property over which those Liens are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Liens securing Public External Indebtedness which:

•	are issued by Brazil in exchange for secured debt of Brazilian public sector bodies (other than Brazil); and

•	are in an aggregate principal amount outstanding that does not exceed U.S.$25,000,000 (or its equivalent in any other currency).

•	Liens securing Public External Indebtedness incurred or assumed by Brazil to finance or refinance the acquisition of the assets on which those Liens have been created or permitted to subsist.

Definitions

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Lien” means any lien, pledge, mortgage, security interest or other encumbrance.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the monies advanced.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of, premium, if any, on, or interest on any debt securities of a series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of that series then outstanding;

(c) an acceleration of in excess of U.S.$25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, premium, if any, on, or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial by Brazil of its obligations under the debt securities of that series.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those debt securities due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations thereof, for actions that the trustee takes. The trustee may become the owner or pledgee of debt securities with the same rights it would have if it were not the trustee and is entitled to enter into business transactions with Brazil or any of its affiliates without accounting for any profit resulting from such transactions.

Paying Agent; Transfer Agents; Registrar

Brazil may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, as provided for in the relevant debt security, which will be listed at the back of the relevant prospectus supplement. Brazil may appoint other paying agents, transfer agents and registrars with respect to a series.

Amendments and Waivers — Collective Action Clauses

Brazil may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Brazil will determine the time and place of the meeting. Brazil will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Brazil or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Brazil or the trustee (with a copy to Brazil) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Brazil will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Brazil will set the procedures governing the conduct of the meeting and if additional procedures are required, Brazil will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Brazil will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Brazil.

The holders may generally approve any proposal by Brazil to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Brazil’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality or by a corporation, trust or other legal entity that is controlled by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality of Brazil or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Brazil and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

Brazil will make all principal, premium, if any, and interest payments on the debt securities of each series without deducting or withholding any present or future Brazilian taxes, assessments or other governmental charges unless the deduction or withholding is required by law. In the event that Brazil is required to make any such deductions, it will pay the holders of the debt securities the additional amounts necessary to ensure that such holders receive the same amount as they would have received in the absence of such withholding or deduction.

Brazil will not, however, pay any additional amounts in connection with any Brazilian tax, assessment or other governmental charge that is imposed due to any of the following:

•	a holder or beneficial owner having some present or former connection with Brazil other than the mere holding of that debt security or being the beneficial owner of the debt securities or the receipt of payments of any nature on the debt securities or enforcing its rights with respect to the debt securities;

•	the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil of that holder or beneficial owner as a precondition to exemption from those Brazilian taxes, assessments or other governmental charges; or

•	the holder, beneficial owner or any other person through which the holder or beneficial owner holds the debt security having presented for payment more than 30 days after the Relevant Date except to the extent that such holder, beneficial owner or such other person would have been entitled to additional amounts on presenting such debt security for payment on the last day of such 30-day period.

The term “Relevant Date” in respect of any debt security means either the date on which payment in respect of the debt security first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders of debt securities that the full amount of those monies has been received and is available for payment.

Any reference in this section to “principal,” “premium,” if any, and “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary or its nominee.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•

the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the debt securities represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the debt securities, the trustee may in its sole discretion determine that the series of debt securities represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security.

In those circumstances, the depositary will authenticate and deliver a certificated (physical) debt security issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form; and

•	without interest coupons.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

WARRANTS

If Brazil issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Brazil will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;
•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The indenture and the debt securities will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the debt securities will always be governed by and construed in accordance with the laws of the State of New York; provided, further, that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the debt securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim between or among any of Brazil, the trustee and any holder arising out of or relating to the securities, including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil or the trustee arising out of or relating to the securities unless, with respect to an action against Brazil only, the holder elects to bring a claim in a competent court in Brazil as may be permitted by the terms of the securities. If at the time such claim brought in a competent court in Brazil has been filed an arbitral tribunal has been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, such dispute, controversy or claim shall be resolved pursuant to arbitration.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration, it will not raise any defense that it could not raise but for the fact that it is a sovereign state. In the United States, realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of obtaining judicial acceptance of any arbitral award pursuant to the securities in the Superior Court of Justice in Brazil, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action or proceeding in any jurisdiction other than in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the Superior Court of Justice may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil or by any other means permissible under the laws of Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law), it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of Brazil located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against Brazil, in Brazil is only available in accordance with the procedures set forth in Article 910 of the Civil Procedure Code of Brazil of March 16, 2015, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of Brazil.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, (i) with respect to an action against Brazil only, a holder of any security may institute legal proceedings against Brazil in a competent court in Brazil so long as at the time such action has been filed an arbitral tribunal has not been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, and (ii) Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

Unless otherwise set forth in the applicable prospectus supplement, this “Arbitration and Enforceability” section will apply to securities issued pursuant to this prospectus.

TAXATION

The following is a discussion of certain U.S. federal income and estate tax and European Union tax considerations that may be relevant to you if you invest in the debt securities. This discussion is based on laws, regulations, rulings and decisions now in effect in the United States and on directives now in effect, and proposals for directives, in the European Union, and, in all cases, may change. Any change could apply retroactively and could affect the continued validity of this discussion.

This discussion does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

United States Federal Taxation

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a debt security. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with beneficial owners of debt securities that will hold debt securities as capital assets, and does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar. Any special U.S. federal income tax considerations relevant to warrants, debt securities that are issued in combination with warrants or a particular issue of debt securities, including any indexed debt securities, will be provided in the applicable prospectus supplement.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the U.S. Internal Revenue Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding debt securities under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the debt security. A “non-U.S. holder” is a beneficial owner of a debt security that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

U.S. Holders

Payments of Interest and Additional Amounts. The gross amount of payments of “qualified stated interest” (as defined below under “—Original Issue Discount”) and additional amounts, if any (i.e., without reduction for Brazilian withholding taxes), but excluding any pre-issuance accrued interest, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. holder’s method of tax accounting). If payments of this kind are made with respect to a debt security denominated in a single currency other than the U.S. dollar (a “Foreign Currency Debt Security”), the amount of interest income realized by a U.S. holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A U.S. holder that uses the accrual method of accounting for tax purposes will accrue interest income on the debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year), or, at the accrual basis U.S. holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if this date is within five business days of the last day of the accrual period. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Debt Security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date the U.S. Holder acquired the debt security and the first interest payment date. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security. If payments are made with respect to a debt security denominated in two or more currencies other than the U.S. dollar (a “Multi-Currency Debt Security”), a detailed description of the tax considerations relevant to U.S. holders of any such Multi-Currency Debt Securities will be provided in the applicable prospectus supplement.

Original Issue Discount. If Brazil issues debt securities at a discount from their stated redemption price at maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the stated redemption price at maturity of such debt securities multiplied by the number of full years to their maturity (the “de minimis threshold”), such debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of such debt securities will be the “original issue discount” (“OID”). The “issue price” of a debt security will be the first price at which a substantial amount of the debt securities is sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under a debt security other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by Brazil) at least annually during the entire term of the debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

U.S. holders of Original Issue Discount Debt Securities generally will be subject to special tax accounting rules for obligations issued with OID. U.S. holders of such Debt Securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, each U.S. holder of an Original Issue Discount Debt Security, regardless of whether the holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that the U.S. holder owns the debt security. The daily portions of OID on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an Original Issue Discount Debt Security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Original Issue Discount Debt Security at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of the debt security. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any)

made with respect to the debt security in all prior accrual periods. As a result of this “constant yield” method of including OID in income, the amounts includible in income by a U.S. holder in respect of an Original Issue Discount Debt Security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

A U.S. holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by the U.S. holder for the debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the U.S. holder, the U.S. holder making such election will also be deemed to have made the election (discussed below in “—Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

In the case of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, a U.S. holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above, and (b) translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a U.S. holder’s taxable year) or, at the U.S. holder’s election (as described above under “—Payments of Interest”), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, a U.S. holder of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. All payments on an Original Issue Discount Debt Security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID to the extent thereof, with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

A subsequent U.S. holder of an Original Issue Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or an initial U.S. holder that purchases an Original Issue Discount Debt Security at a price other than the debt security’s issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the U.S. holder acquires the Original Issue Discount Debt Security at a price greater than its adjusted issue price, the holder is required to reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security qualifying as a “variable rate debt instrument” is an Original Issue Discount Debt Security, for purposes of determining the amount of OID allocable to each accrual period under the rules above, the debt security’s “yield to maturity” and “qualified stated interest” will generally be determined as though the debt security bore interest in all periods at a fixed rate determined at the time of issuance of the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules (the “Contingent Payment Regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“Contingent Debt Obligations”). A detailed description of the tax considerations relevant to U.S. holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain of the debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular Original Issue Discount Debt Securities, may be subject to special rules that differ from the general rules discussed above. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult their own tax advisors with respect to the debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest is generally paid on an annual basis), then stated interest on the debt security will generally not qualify as “qualified stated interest” under the applicable Treasury Regulations. As a result, the debt security would be an Original Issue Discount Debt Security. In that event, among other things, cash-method U.S. holders will be required to accrue stated interest on the debt security under the rules for OID described above, and all U.S. holders will be required to accrue OID that would otherwise fall under the de minimis threshold.

Purchase, Sale and Retirement of Debt Securities. A U.S. holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security. In the case of a Foreign Currency Debt Security, the cost of such debt security to a U.S. holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Debt Security that is traded on an established securities market, a cash basis U.S. holder (and, if it so elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a U.S. holder’s tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a specified currency will be determined in the manner described under “Original Issue Discount” above and “Premium and Market Discount” below. The conversion of U.S. dollars to a specified currency and the immediate use of the specified currency to purchase a Foreign Currency Debt Security generally will not result in taxable gain or loss for a U.S. holder.

Upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder’s tax basis in such debt security. If a U.S. holder receives a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Debt Security that is traded on an established securities market, a cash basis U.S. holder, and if it so elects, an accrual basis U.S. holder will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to accrual basis U.S. holders in respect of the purchase and sale of Foreign Currency Debt Securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the debt securities for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a Foreign Currency Debt Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

Premium and Market Discount. A U.S. holder of a debt security that purchases the debt security at a cost greater than its remaining redemption amount (as defined under “Original Issue Discount,” above) will be considered to have purchased the debt security at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder that elects to amortize the premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Debt Security, a U.S. holder should calculate the amortization of the premium in the specified currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by the U.S. holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the debt security and the exchange rate on the date on which the U.S. holder acquired the debt security. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis when the debt security matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as capital loss when the debt security matures.

If a U.S. holder of a debt security purchases the debt security at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Debt Security, a price that is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount” in the hands of such U.S. holder. In such case, gain realized by the U.S. holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by the U.S. holder. In addition, the U.S. holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of the debt security, or, at the election of the holder, under a constant-yield method. Market discount on a Foreign Currency Debt Security will be accrued by a U.S. holder in the specified currency. The amount includible in income by a U.S. holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that the debt security is disposed of by the U.S. holder.

A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any accrued market discount on a Foreign Currency Debt Security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. holder’s taxable year). Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Short-Term Debt Securities. The rules set forth above will also generally apply to debt securities having maturities of not more than one year (“Short-Term Debt Securities”), but with certain modifications.

First, applicable Treasury Regulations treat none of the interest on a Short-Term Debt Security as qualified stated interest. Thus, all Short-Term Debt Securities will be Original Issue Discount Debt Securities. OID will be treated as accruing on a Short-Term Debt Security ratably, or at the election of a U.S. holder, under a constant yield method.

Second, a U.S. holder of a Short-Term Debt Security that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Debt Security as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, the U.S. holder will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period the U.S. holder held the debt security. Notwithstanding the foregoing, a cash-basis U.S. holder of a Short-Term Debt Security may elect to accrue OID into income on a current basis or to accrue the “acquisition discount” on the debt security under the rules described below. If the U.S. holder elects to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

A U.S. holder using the accrual method of tax accounting and certain cash-basis U.S. holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a Short-Term Debt Security in income on a current basis. Alternatively, a U.S. holder of a Short-Term Debt Security can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the

Short-Term Debt Security’s stated redemption price at maturity (i.e., all amounts payable on the Short-Term Debt Security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. holder, under a constant-yield method based on daily compounding.

Finally, the market discount rules will not apply to a Short-Term Debt Security.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments. The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. holders of any Contingent Debt Obligations will be provided in the applicable prospectus supplement.

Foreign Currency Debt Securities and Reportable Transactions. A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a Foreign Currency Debt Security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a Foreign Currency Debt Security constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective investors should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Debt Securities.

Specified foreign financial assets. Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include debt securities issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the debt securities, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Payments of Interest. Subject to the discussions below under “—Information Reporting and Backup Withholding,” payments of interest on the debt securities to a non-U.S. holder generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption a non-U.S. holder may be required to satisfy certification requirements, described below under “—Information Reporting and Backup Withholding,” to establish that it is not a U.S. holder.

Purchase, Sale and Retirement of Debt Securities. Subject to the discussions below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of debt securities.

Information Reporting and Backup Withholding

If payments on the debt securities are made within the United States or through a U.S. payor or U.S. intermediary, information returns will be filed with the IRS in connection with payments on the debt securities made to, and the proceeds of dispositions of debt securities effected by, certain U.S. taxpayers. In addition, certain U.S. taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

European Union Taxation

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the securities in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for the securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil.

All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Arnold & Porter Kaye Scholer LLP, United States counsel to Brazil, as to matters of United States law, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is Nestor Forster Jr., whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document

Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2020, as amended.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Economic Section

(202) 238-2700

THE ISSUER

The Federative Republic of Brazil

Ministério da Fazenda

Secretaria do Tesouro Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

TRUSTEE, PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

United States

LEGAL ADVISORS

To Brazil, as to U.S. law:	To the underwriters, as to U.S. law:
Arnold & Porter Kaye Scholer LLP	Sullivan & Cromwell LLP
250 West 55th Street	125 Broad Street
New York, New York 10019	New York, New York 10004
United States	United States

To Brazil, as to Brazilian law:	To the underwriters, as to Brazilian law:
Anelize Lenzi Ruas de Almeida	Pinheiro Neto Advogados
Procuradora-Geral da Fazenda Nacional	Rua Hungria, 1100
Esplanada dos Ministérios	01455-906 São Paulo, São Paulo
Brasília, DF	Brazil
Brazil

Federative Republic of Brazil

U.S.$    % Global Bonds due 2033

U.S.$    6.625% Global Bonds due 2035

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

Citigroup	Deutsche Bank Securities	Goldman Sachs & Co. LLC

November  , 2025